UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12

RealD Inc.
(Name of Registrant as Specified In Its Charter)
n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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100 N. Crescent Drive, Suite 200
Beverly Hills, California 90210

June 22, 2012

Dear Fellow Stockholder:

        On behalf of the Board of Directors and management of RealD Inc., I cordially invite you to attend our annual meeting of stockholders on Thursday, August 2, 2012, at 100 N. Crescent Drive, Suite 200, Beverly Hills, California at 10:00 a.m. (Pacific Time).

        The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. We sincerely hope you will be able to attend the meeting. However, whether or not you are present in person, your vote is very important. We are pleased to offer multiple options for voting your shares. You may vote by telephone, via the Internet, by mail or in person as described beginning on page 2 of the proxy statement.

        Thank you for your continued support of RealD Inc.

Sincerely yours,

Michael V. Lewis
Chief Executive Officer and Chairman of the Board of Directors

RealD Inc.
100 N. Crescent Drive, Suite 200
Beverly Hills, California 90210

NOTICE OF THE 2012 ANNUAL MEETING OF STOCKHOLDERS

TO ALL REALD STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the "Annual Meeting") of RealD Inc., a Delaware corporation, will be held on:

Date:	August 2, 2012
Time:	10:00 a.m. Pacific Time
Place:	RealD Inc., 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210
Items of Business:	1.	The election of three directors to serve as Class II directors on our board of directors (our "Board") for fiscal year 2013;
	2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending March 22, 2013;
3.
A non-binding advisory vote approving the compensation of RealD's named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the proxy statement under the caption "Executive Compensation;"
	4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this Notice. On or about June 22, 2012, we began mailing to stockholders either a Notice of Internet Availability of Proxy Materials or this notice of the Annual Meeting, the proxy statement and the form of proxy.

        All stockholders are cordially invited to attend the Annual Meeting in person. Only stockholders of record at the close of business on June 6, 2012 (the "Record Date") are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Any registered stockholder in attendance at the Annual Meeting and entitled to vote may do so in person even if such stockholder returned a proxy.

Beverly Hills, California June 22, 2012	FOR THE BOARD OF DIRECTORS

Craig Gatarz Executive Vice President, General Counsel and Secretary

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE PROXY CARD AND MAIL IT PROMPTLY, OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. ANY ONE OF THESE METHODS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED TO THE COMPANY-PROVIDED PROXY CARD ENVELOPE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT FOR
2012 ANNUAL MEETING OF STOCKHOLDERS

i

ii

REALD INC.
100 N. Crescent Drive, Suite 200
Beverly Hills, CA 90210

PROXY STATEMENT FOR
2012 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The Board of Directors (the "Board") of RealD Inc., a Delaware corporation, is furnishing this proxy statement and proxy card to you in connection with its solicitation of proxies to be used at RealD Inc.'s Annual Meeting of Stockholders to be held on August 2, 2012 at 10:00 a.m. Pacific Time at RealD Inc., 100 N. Crescent Drive, Suite 200, Beverly Hills, California, or at any adjournment(s), continuation(s) or postponement(s) of the meeting (the "Annual Meeting").

        We use a number of abbreviations in this proxy statement. We refer to RealD Inc. as "RealD," "the Company," or "we," "us" or "our." The term "proxy solicitation materials" includes this proxy statement, the notice of the Annual Meeting, and the proxy card. References to "fiscal 2012" mean our 2012 fiscal year, which began on March 25, 2011 and ended on March 23, 2012. References to "fiscal 2013" mean our 2013 fiscal year, which began on March 24, 2012 and will end on March 22, 2013.

        Our principal executive offices are located at 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210, and our telephone number is (310) 385-4000.

Important notice regarding the availability of proxy materials

        We have elected to comply with the "Notice and Access" rules of the U.S. Securities and Exchange Commission (the "SEC"), which allow us to make our proxy solicitation materials available to our stockholders over the Internet. Under these rules, on or about June 22, 2012, we started mailing to certain of our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability"). The Notice of Internet Availability contains instructions on how our stockholders can both access the proxy solicitation materials and our 2012 Annual Report on Form 10-K for the fiscal year ended March 23, 2012 (the "2012 Annual Report") online and vote online. By sending the Notice of Internet Availability instead of paper copies of the proxy materials, we expect to lower the costs and reduce the environmental impact of our Annual Meeting.

        Our proxy solicitation materials and our 2012 Annual Report are available at www.proxyvote.com.

        Stockholders receiving the Notice of Internet Availability may request a paper or electronic copy of our proxy solicitation materials by following the instructions set forth on the Notice of Internet Availability. Stockholders who did not receive the Notice of Internet Availability will continue to receive a paper or electronic copy of our proxy solicitation materials, which were first mailed to stockholders and made public on or about June 22, 2012.

Delivery of voting materials

        If you would like to reduce our costs in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided for voting via the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

        To reduce the expenses of delivering duplicate materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials, proxy card, and our 2012 Annual Report to stockholders who share the same address, unless otherwise requested. Each stockholder retains a separate right to vote on all matters presented at the Annual Meeting.

        If you share an address with another stockholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at RealD Inc., 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210, Attention: Corporate Secretary, or calling us at (310) 385-4000.

        A copy of our 2012 Annual Report has been furnished with this proxy statement to each stockholder. A stockholder may also request a copy of our 2012 Annual Report by writing to our Corporate Secretary at 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210. Upon receipt of such request, we will provide a copy of our 2012 Annual Report without charge, including the financial statements required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 of the Securities Exchange Act of 1934 ("Exchange Act"). Our 2012 Annual Report is also available on our website at http://www.reald.com/content/ir-sec-filings.aspx.

 Record date and shares outstanding

        Stockholders who owned shares of our common stock, par value $0.0001 per share, at the close of business on June 6, 2012, which we refer to as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. As of June 6, 2012, we had 54,629,717 shares of common stock outstanding. For information about beneficial ownership of our issued and outstanding common stock, please see "Security Ownership of Management and Certain Beneficial Owners."

Voting

        Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date. Cumulating votes is not permitted under our Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") or our Amended and Restated Bylaws ("Bylaws").

        Many of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own name. As summarized below, there are distinctions between shares held of record and those beneficially owned.

        Stockholder of record.    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are considered, with respect to those shares, the stockholder of record and these proxy solicitation materials are being furnished to you directly by us.

        Beneficial owner.    If your shares are held in a stock brokerage account, or by a bank or other nominee (also known as shares registered in "street name"), you are considered the beneficial owner of such shares held in street name, and these proxy solicitation materials are being furnished to you by your broker, bank or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you hold your shares in street name, you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not automatically vote your shares in person at the Annual Meeting. Shares registered in street name may be voted in person by you only if you obtain a signed proxy from the broker, bank or other nominee who holds your shares, giving you the right to vote the shares. You may contact your broker, bank or other nominee to obtain a proxy card, bring it with you and vote your shares at the Annual Meeting.

        How to vote.    If you hold shares directly as a stockholder of record, you can vote in one of the following three ways:

          (1)    Vote via the Internet at www.proxyvote.com.    Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 1, 2012. Have your proxy card in hand when you access the website and then follow the instructions.

          (2)    Vote by Telephone at 1-800-690-6903.    Use a touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 1, 2012. Have your proxy card in hand when you call and then follow the instructions. Toll free in the U.S. and Canada.

          (3)    Vote by Mail.    Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided with any paper copy of the proxy statement, or return the proxy card to RealD Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards submitted by mail must be received prior to the Annual Meeting.

        If you hold shares beneficially in street name, you may submit your voting instructions in the manner prescribed by your broker, bank or other nominee by following the instructions provided by your broker, bank or other nominee.

        Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

        Quorum.    A quorum, which is the holders of at least a majority of our stock issued and outstanding and entitled to vote as of the Record Date, is required to be present in person or by proxy at the Annual Meeting in order for us to hold the Annual Meeting and conduct business. Your shares will be counted as being present at the Annual Meeting if you appear in person at the Annual Meeting (and are the stockholder of record for your shares), if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Votes against a particular proposal will also be counted both to determine the presence or absence of a quorum and to determine whether the requisite number of voting shares has been obtained.

        Votes required for Proposal One.    Election of a director requires the affirmative vote of the holders of a plurality of votes represented by the shares present in person or represented by proxy at a meeting at which a quorum is present. The three persons receiving the greatest number of votes at the Annual Meeting shall be elected as class II directors for a term expiring at our 2015 annual meeting of stockholders.

        Votes required for Proposal Two.    Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of our stock having voting power and present in person or represented by proxy at the Annual Meeting.

        Votes required for Proposal Three.    The approval of the non-binding advisory vote approving the compensation of RealD's named executive officers requires the affirmative vote of the holders of a majority of our stock having voting power and present in person or represented by proxy at the Annual Meeting.

        Treatment of broker non-votes; Abstentions.    Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. Except for the vote to ratify our independent registered public accounting firm, your broker is not entitled to vote your shares on any of the proposals to be considered at the Annual Meeting if no instructions are received from you. If your broker does not vote, this is not considered a vote cast and, therefore, will have no effect. Abstentions generally will count as a vote against a proposal.

How your proxy will be voted

        If you complete and mail your proxy card or vote via the Internet or by telephone, the shares represented by your proxy will be voted at the Annual Meeting in accordance with your instructions. If you submit your proxy card by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of Proposals One, Two, Three and for Proposal Four in favor of holding future stockholder advisory votes on named executive officer compensation every year. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

Revoking your proxy

        You may revoke your proxy at any time prior to the date of the Annual Meeting by: (1) submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone or by mail; or (2) delivering instructions to us at 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210 to the attention of our Corporate Secretary. Any notice of revocation sent to us must include the stockholder's name and must be actually received by us prior to the Annual Meeting to be effective. Your attendance at the Annual Meeting after having executed and delivered a valid proxy card or vote via the Internet or by telephone will not in and of itself constitute a revocation of your proxy. If you intend to revoke your proxy by voting in person at the Annual Meeting, you will be required to give oral notice of your intention to do so to the Inspector of Elections at the Annual Meeting. If your shares are held in "street name," you must follow the directions provided by your broker, bank or other nominee regarding how to revoke your proxy.

Solicitation of proxies

        We will pay for the cost of this proxy solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding or furnishing proxy solicitation materials to such beneficial owners. Proxies may also be solicited personally or by telephone, telegram, or facsimile by certain of our directors, officers, and other employees, without additional compensation.

Voting results

        We will announce preliminary voting results at the 2012 Annual Meeting and we will publish final results in a Current Report on Form 8-K within four business days following the 2012 Annual Meeting.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. BY RETURNING YOUR PROXY CARD OR VOTING BY TELEPHONE OR INTERNET PROMPTLY, YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM IS PRESENT AT THE ANNUAL MEETING. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE AN EARLIER SUBMITTED PROXY AND VOTE THEIR SHARES IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL ONE

ELECTION OF CLASS II DIRECTORS

        Our Board is currently comprised of eight members and divided into three classes, in accordance with Section 3.2 of our Bylaws. Only the terms of those three directors serving as Class II directors are scheduled to expire at the Annual Meeting. The terms of our other directors expire in subsequent years. The Board has considered and approved the nomination of Frank J. Biondi, a current Class II director, Richard L. Grand-Jean, a current Class II director, and Sherry Lansing, a current Class II director, for election as Class II directors at the Annual Meeting. All of the nominees have consented to being named in this proxy statement and to serve on our Board if elected. Unless otherwise directed, the proxy holders will vote the proxies received by them for the three nominees named below. If any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The Class II directors elected at the Annual Meeting will hold office until the annual meeting of stockholders in 2015 and until their successors are elected. The Class III directors consist of Michael V. Lewis and P. Gordon Hodge, and they will hold office until the annual meeting of stockholders in 2013 and until their successors are elected. The Class I directors consists of Joshua Greer, James Cameron and David Habiger, and they will hold office until the annual meeting of stockholders in 2014 and until their successors are elected. Additional information, as of March 23, 2012, about the nominees for election and the other six directors is set forth below.

Class II Directors nominated for election at Annual Meeting

Name	Class	Age	Position(s) with RealD	Director Since
Frank J. Biondi	II	67	Director	2010
Sherry Lansing	II	67	Director	2010
Richard Grand-Jean	II	69	Director	2010

        Frank J. Biondi has served on our Board since the completion of our IPO on July 21, 2010. Since 1999, Mr. Biondi has been a senior managing director of WaterView Advisors LLC, a private equity fund specializing in media, and a director of Hasbro, Inc., Amgen, Inc., Cablevision Systems Corporation and Seagate Technology. From 2002 through 2007, Mr. Biondi was a director of The Bank of New York Mellon and Harrah's Entertainment, and from 2008 to 2010, Mr. Biondi was a director of Yahoo! Inc. Mr. Biondi served as Chairman and Chief Executive Officer of Universal Studios from 1996 to 1998 and President and Chief Executive Officer of Viacom Inc. from 1987 through 1996. Mr. Biondi has been a director of over 15 public companies during his career. Mr. Biondi graduated from Princeton University with a bachelor degree in psychology and economics in 1966 and graduated from Harvard University with a master's degree in finance in 1968. Mr. Biondi's management advisory experience, experience as a director of public companies and experience in the media and entertainment industry led our Board to conclude that he should continue to serve as a director.

        Sherry Lansing has served on our Board since the completion of our IPO on July 21, 2010. Since 2006, Ms. Lansing has been a director of Qualcomm Incorporated. Since 2009, Ms. Lansing has also been a director of Dole Food Company, Inc. Ms. Lansing is the founder and chair of the Sherry Lansing Foundation, a philanthropic organization focusing on cancer research, health and education. From 1992 to 2005, she was the chair of the Motion Picture Group of Paramount Pictures, where she oversaw the release of more than 200 motion pictures, including Academy Award® winners Forrest Gump, Braveheart and Titanic. From 1984 to 1990, she operated her own production company, Lansing Productions, and co-founded Jaffe/Lansing Productions. In 1980, she became the motion picture industry's first female to oversee all aspects of a studio's motion picture production when she was appointed President of Production at 20th Century Fox. She holds additional trustee, chair and advisory positions with the Friends of Cancer Research, the American Association of Cancer Research, and the Carter Center and Stop Cancer, a non-profit philanthropic group she founded in partnership with Dr. Armand Hammer. Ms. Lansing is also a regent of the University of California and serves as Chair of the University Health Services Committee. Ms. Lansing graduated from Northwestern University with a bachelor degree in speech, and a minor in English and mathematics. Ms. Lansing's management experience, public company board of directors experience, and experience in the media and entertainment industry led our Board to conclude that she should continue to serve as a director.

        Richard L. Grand-Jean has served on our Board since the completion of our IPO on July 21, 2010. Since 2008, Mr. Grand-Jean has been a managing director of Hall Capital Partners LLC, leading the firm's business development efforts. From 1992 through 2008, Mr. Grand-Jean was President of Global Film Equity Corp, an investment and consulting firm. From 1995 through 2008, Mr. Grand-Jean was also President of Abel's Hill Capital Corp., a firm specializing in providing advisory services largely for media and entertainment companies. From 1971 to 1992, Mr. Grand-Jean was a partner and managing director of Salomon Brothers. Mr. Grand-Jean graduated from Princeton University with a bachelor degree in public affairs in 1964, and graduated from University of Chicago School of Law with a juris doctorate in 1967. Mr. Grand-Jean's management experience and experience in the media and entertainment industry led our Board to conclude that he should continue to serve as a director.

Class III Directors with terms expiring in 2013 (not standing for election at Annual Meeting)

Name	Class	Age	Position(s) with RealD	Director Since
Michael V. Lewis	III	48	Chief Executive Officer, Director and Chairman of the Board	2003
P. Gordon Hodge	III	48	Director	2010

        Michael V. Lewis co-founded the Company and has served as Chairman of our Board since 2003. Prior to co-founding RealD, Mr. Lewis was Chief Executive Officer and co-founder of L-Squared Entertainment, a digital entertainment studio, from 1993 to 2001. While at L-Squared, he served as Producer on the 3D IMAX motion picture The Magic Box and as co-Producer on T-Rex: Back to the Cretaceous. Prior to L-Squared, Mr. Lewis was Senior Vice President of InterMedia/FilmEquities Inc., a media investment banking and advisory company. Mr. Lewis' experience as our Chairman and Chief Executive Officer and involvement with our formation, along with his knowledge of our business, management skills and performance brings a unique perspective to our Board.

        P. Gordon Hodge has served on our Board since 2010. Mr. Hodge was a founding member of El Molino Media LLC, a company formed in 2009 to invest in and acquire out-of-favor media assets. Prior to joining our board of directors, he was a founding partner and managing director of Thomas Weisel Partners LLC, a publicly-traded investment banking firm where he covered media, entertainment and internet sectors as a research analyst from 1999 to 2007 and as an investment banker from 2007 to 2009. Mr. Hodge graduated from Stanford University with a master's degree in business in 1992, and graduated from the University of Washington with a bachelor's degree in business in 1986. Mr. Hodge brings to our Board extensive financial experience, experience in the entertainment industry, management experience and independence.

Class I Directors with terms expiring in 2014 (not standing for election at Annual Meeting)

Name	Class	Age	Position(s) with RealD	Director Since
Joshua Greer	I	42	Director	2003
James Cameron	I	57	Director	2010
David Habiger	I	43	None	N/A

        Joshua Greer co-founded the Company in 2003 and served as our President from 2007 to 2011. Prior to co-founding RealD, Mr. Greer was co-founder and Chief Convergence Officer of Walden Media, a film production and publishing company, from 2000 to 2002. Prior to that, Mr. Greer was President of Digital Domain's New Media Group, a digital production studio. Prior to Digital Domain, Mr. Greer was Chief Executive Officer and co-founder of Digital Planet, a digital design studio. Mr. Greer's experience as our co-founder and his involvement with our formation, along with his knowledge of our business bring unique perspective to our Board. Mr. Greer has informed us that he intends to resign from our Board at the expiration of his consulting agreement on July 16, 2012.

        James Cameron has served on our Board since the completion of our IPO on July 21, 2010. Mr. Cameron is an award winning motion picture director, producer, screenwriter and editor. Mr. Cameron's motion pictures are well known by consumers worldwide and include Avatar and Titanic, the two highest grossing motion pictures of all time. Mr. Cameron brings to our Board extensive experience in the media and entertainment industry.

        David Habiger has served on our Board since August 2011. Mr. Habiger is the Chief Executive Officer of NDS Group Ltd., a provider of video software and content security solutions that entered into an agreement to be acquired by Cisco announced on March 15, 2012. Previously, Mr. Habiger worked with the founding members of Sonic Solutions (NASDAQ: SNIC), or Sonic, from 1992 to March 2011, was President and Chief Executive Officer of Sonic from 2005 to March 2011 and was a director of Sonic from October 2010 to March 2011. Mr. Habiger graduated from St. Norbert College with a bachelor degree in business media in 1991, and graduated from University of Chicago with a Masters in Business Administration in 1998. Mr. Habiger brings to our Board extensive experience in the digital media and entertainment industries and in-depth knowledge and understanding of the consumer electronics industry.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION TO THE BOARD OF EACH OF THE PROPOSED CLASS II DIRECTOR NOMINEES IDENTIFIED ABOVE.

 BOARD STRUCTURE

Director Independence

        Our corporate governance guidelines require that a majority of the Board is comprised of independent directors as defined under the New York Stock Exchange requirements. Section 303A of the NYSE Listed Company Manual provides that no director qualifies as "independent" unless the Board of Directors affirmatively determines that such director has no material relationship with the Company. The NYSE Listed Company Manual sets forth specific categories of relationships that disqualify a director from being independent.

        The Board has reviewed the independence of each director and considered whether any director has a material relationship with the Company. As a result of this review, the Board affirmatively determined that six of our eight directors, namely Mr. Cameron, Mr. Biondi, Ms. Lansing, Mr. Grand-Jean, Mr. Hodge and Mr. Habiger, each meet the standards for independence as defined by applicable listing standards of the New York Stock Exchange and rules and regulations of the Securities Exchange Commission. Our Board has also determined that Mr. Lewis, our Chief Executive Officer, and Mr. Greer are not "independent" as defined by applicable listing standards of the New York Stock Exchange. There are no family relationships among any of our directors or executive officers.

Leadership structure and risk oversight

        The Board believes that Michael Lewis' service as both Chairman of the Board and Chief Executive Officer is in the best interest of RealD and its stockholders. Mr. Lewis possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing RealD, and is thus best positioned to develop agendas that ensure that the Board's time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company's ability to communicate its message and strategy clearly and consistently to our stockholders, employees, and customers.. The Board believes its administration of its risk oversight function to date has not affected our Board's leadership structure.

        Pursuant to our corporate governance guidelines, because Mr. Lewis is the Chairman of the Board as well as Chief Executive Officer, the independent members of the Board have designated one of its members to serve as a lead director ("Lead Director"). Mr. Biondi was appointed Lead Director by the independent directors in 2010 and again in 2011 and he continues to serve as Lead Director. Mr. Biondi's responsibilities include: (i) to preside at executive sessions of the non-management directors, (ii) to preside at meetings of the Board in the absence of the Chairman of the Board, (iii) to review agendas for meetings of the Board, and (iv) to perform any other functions as the Board deems appropriate.

        We have strong corporate governance structures and processes intended to ensure that our independent directors will continue to effectively oversee management and key issues such as strategy, risk and integrity. The Board has primary responsibility for the oversight of risks to the Company and has assigned to the committees of the Board the specific focus of risks inherent in their respective areas of oversight. Each of the committees of the Board is comprised solely of independent directors. Consequently, independent directors oversee such critical matters as the integrity of our financial statements, the compensation of management executives, including the CEO, financial commitments for capital projects, the selection and evaluation of directors, and the development and implementation of corporate governance programs. Each Board committee routinely has independent sessions among its members without management to discuss issues and matters of concern to the committee.

 Board meetings

        The Board held 4 meetings during fiscal year 2012. During fiscal year 2012, each director attended at least 75% of the aggregate number of meetings of the Board and its committees on which such director served, except for Mr. Cameron. The independent directors held 1 executive session during regular, quarterly meetings without management present during fiscal year 2012.

Board committees

        We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. The Board has established committees to ensure that we maintain strong corporate governance standards and has standing audit, compensation, and governance and nominating committees. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues The charters of our Board committees are available on our website at http://reald.com/content/investor-relations.aspx. You may also request copies of our committee charters free of charge by writing to RealD Inc., 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210, Attention: Corporate Secretary. Below is a summary of our committee structure and membership information.

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee
Frank J. Biondi	Member	Chair	—
Richard L. Grand-Jean	Member	—	Chair
P. Gordon Hodge	Chair	—	Member
Sherry Lansing	—	Member	—
David Habiger	—	Member	Member

Audit committee

        The members of the audit committee are Messrs. Grand-Jean, Hodge and Biondi. Mr. Hodge chairs the audit committee. Each member of the audit committee satisfies the independence standards established by Rule 10A-3 under the Exchange Act, the NYSE and the applicable SEC rules. The audit committee assists the Board in its oversight of the integrity of our financial statements and our independent registered public accounting firm's qualifications, independence and performance. The Board has determined that all members of the audit committee are financially literate for purposes of NYSE listing standards and that Mr. Hodge is the "audit committee financial expert" as that term is currently defined in Item 407(d)(5) of Regulation S-K because of his business experience, understanding of generally accepted accounting principles and financial statements, and educational background. The audit committee held 12 meetings during fiscal 2012.

        The audit committee's responsibilities include:

  •
  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and related disclosures;

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  reviewing and discussing with management and our independent registered public accounting firm our internal controls and internal auditing procedures, including any material weaknesses in either;

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  discussing our accounting policies and all material correcting adjustments with our management and our independent registered public accounting firm;

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  monitoring our control over financial reporting and disclosure controls and procedures;

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  appointing, overseeing, setting the compensation for and, when necessary, terminating the engagement of our independent registered public accounting firm;

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  approving all audit services and all permitted non-audit, tax and other services to be performed by our independent registered public accounting firm;

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  discussing with our independent registered public accounting firm its independence and ensuring that it receives the written disclosures regarding these communications required by the Public Company Accounting Oversight Board;

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  reviewing and approving all transactions or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000, and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers;

  •
  recommending whether the audited financial statements should be included in our Annual Report on Form 10-K and preparing the audit committee report required by SEC rules;

  •
  reviewing all material communications between our management and our independent registered public accounting firm;

  •
  approving, reviewing and updating our code of business conduct and ethics; and

  •
  establishing procedures for the receipt, retention, investigation and treatment of accounting related complaints and concerns.

Governance and nominating committee

        The members of our governance and nominating committee are Messrs. Grand-Jean, Hodge and Habiger (Mr. Biondi served until his resignation from the committee on October 17, 2011, when Mr. Habiger was appointed). Mr. Grand-Jean chairs the governance and nominating committee. As required by the governance and nominating committee charter, all current members of the governance and nominating committee are independent under NYSE independence standards, as well as applicable SEC rules. The governance and nominating committee held 6 meetings during fiscal 2012

        The governance and nominating committee's responsibilities include:

  •
  identifying individuals qualified to become members of the Board;

  •
  recommending to the Board the persons to be nominated for election as directors;

  •
  assisting the Board in recruiting such nominees;

  •
  recommending to the Board qualified individuals to serve as committee members;

  •
  performing an annual evaluation of the Board;

  •
  evaluating the need and, if necessary, creating a plan for the continuing education of the directors; and

  •
  assessing and reviewing our corporate governance guidelines and recommending any changes to the Board.

Compensation committee

        The members of the compensation committee are Messrs. Biondi and Habiger and Ms. Lansing (Mr. Grand-Jean served until his resignation on October 17, 2011, when Mr. Habiger was appointed).

Mr. Biondi chairs the compensation committee. As required by the compensation committee charter, all current members of the compensation committee are independent under NYSE independence standards, as well as applicable SEC rules. In addition, each member of the compensation committee qualifies as a "non-employee director" under Rule 16b-3 of the Exchange Act and are "outside directors" under Section 162(m) of the Internal Revenue Code. The compensation committee held 5 meetings during fiscal 2012.

        The compensation committee's responsibilities include:

  •
  reviewing and approving, on an annual basis, the corporate goals and objectives relevant to executive officer compensation and evaluating the performance of our executive officers in light of those goals and objectives;

  •
  reviewing and approving, or recommending for approval by the independent directors on an annual basis, the Chief Executive Officer's corporate goals and objectives and setting the Chief Executive Officer's compensation, including salary, bonus, incentive and equity compensation, based on its evaluation of the Chief Executive Officer's performance in light of the established goals and objectives;

  •
  reviewing and approving, or recommending for approval by the independent directors a proposal submitted by the Chief Executive Officer for other executive officers' compensation, including salary, bonus, and incentive and equity compensation and any other forms of executive compensation;

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  providing oversight of management's decisions concerning the performance and compensation of our other officers, employees, consultants and advisors, which authority it may delegate to other appropriate supervisory personnel;

  •
  reviewing and administering our incentive compensation plans and equity-based plans and recommending changes in such plans to the Board as needed;

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  reviewing and making recommendations to the Board with respect to director compensation;

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  selecting, retaining and terminating compensation consultants, outside counsel and other advisors as it deems necessary or appropriate in its sole discretion, including the sole authority to approve the fees and retention terms relating to the consultants, counsel and advisors, which fees shall be borne by the Company;

  •
  reviewing and discussing with management the compensation discussion and analysis required to be included in our filings with the SEC, including this proxy statement, and recommending whether the compensation discussion and analysis should be included in such filings;

  •
  preparing the compensation committee report required by SEC rules; and

  •
  assisting the Board in developing and evaluating potential candidates for executive positions and overseeing the development of management succession planning, including planning with respect to the Chief Executive Officer.

Compensation committee interlocks and insider participation

        None of the members of the compensation committee is or has at any time during the past fiscal year been an officer or employee of the Company. None of the members of the compensation committee has formerly been an officer of the Company. None of our executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or compensation committee.

CORPORATE GOVERNANCE

Stockholder and other interested parties communications with the Board

        We provide a process by which our stockholders and other interested parties may send communications to the Board, any committee of the Board, the non-management directors or any particular director. Stockholders and other interested parties can contact our non-management directors by sending such communications to the chairman of the governance and nominating committee, c/o Corporate Secretary, RealD Inc., 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210. Stockholders and other interested parties wishing to communicate with a particular Board member, a particular Board committee or the Board as a whole, may send a written communication to the same address. The Corporate Secretary will forward such communication to the full Board, to the appropriate committee or to any individual director or directors to whom the communication is addressed, unless the communication is unrelated to the duties and responsibilities of the Board (such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements) or is unduly hostile, threatening, illegal, or harassing, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Website access to corporate governance materials

        Our corporate governance information and materials including our corporate governance guidelines and code of business conduct and ethics covering directors, officers and employees, are available on the Company's website at http://reald.com/content/ir-governance-highlights.aspx. Copies of our corporate governance guidelines and code of business conduct and ethics may also be obtained free of charge by writing to our Corporate Secretary, RealD Inc., 100 North Crescent Drive, Suite 200, Beverly Hills, California 90210. The Board regularly reviews these materials and will modify them from time to time as warranted.

Directors' attendance at our annual meetings

        Although we do not have a formal policy that mandates the attendance of our directors at our annual stockholder meetings, our directors are encouraged to attend.

Submission of stockholder proposal for the 2013 Annual Meeting

        As a RealD stockholder, you may submit a proposal, including director nominations, for consideration at future annual meetings of stockholders.

        Stockholder proposals.    For stockholder proposals to be considered for inclusion in our 2013 proxy statement, the written proposal must be received by our Corporate Secretary, at our corporate offices at 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210, no later than April 3, 2013 in accordance with Rule 14a-8 promulgated under the Exchange Act ("Rule 14a-8"). In addition to our receipt of the proposals no later than April 3, 2013, for such proposals to be included in our proxy materials relating to the 2013 annual meeting of stockholders, you must satisfy all applicable requirements of Rule 14a-8. We have discretionary power, but are not obligated, to consider stockholder proposals submitted after April 3, 2013.

        Except in the case of proposals made in accordance with Rule 14a-8, our Bylaws require that stockholders intending to bring any business before an annual meeting of stockholders deliver written notice thereof to the Corporate Secretary of RealD not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year's annual meeting; provided however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered or mailed and received not earlier than the 120th and not later than the 90th day prior to such annual meeting or, if later, than 10th day following the day on which public disclosure of the date of such annual meeting was first made. The Bylaws further require, among other things, that the notice by the stockholder set forth a description of the business to be brought before the meeting and certain information concerning the stockholder proposing such business, including such stockholder's name and address, the class and number of shares of our capital stock that are owned beneficially by such stockholder and any material interest of such stockholder in the business proposed to be brought before the meeting. The chairman of the meeting may refuse to permit to be brought before the meeting any stockholder proposal (other than a proposal made in accordance with Rule 14a-8) not made in compliance with these requirements.

        Nomination of director candidates.    Our governance and nominating committee will consider director candidates recommended by our stockholders. Such nominations should be directed to the governance and nominating committee, c/o Corporate Secretary, RealD Inc., 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210. In addition, the stockholder must give notice of a nomination to our Corporate Secretary, and such notice must be received within the time period described above under "Stockholder Proposals." Any such stockholder proposal must include the following:

  •
  the name and address of the director nominee and the stockholder making such nomination;

  •
  the class or series and number of shares of the Company that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the director nominee and the stockholder making such nomination, except that such director nominee and nominating stockholder shall in all events be deemed to beneficially own any shares of any class or series of the Company as to which such nominating stockholder has a right to acquire beneficial ownership at any time in the future;

  •
  a representation that the director nominee and/or nominating stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person at the meeting to propose such nominee;

  •
  a representation whether the director nominee and/or the nominating stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to approve the election of such director nominee and/or (B) otherwise to solicit proxies or votes from stockholders in support of the election of such director nominee;

  •
  as to such nominating stockholder information regarding any of the following Disclosable Interests (as defined in our Bylaws): (1) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such nominating stockholder, the purpose or effect of which is to give such nominating stockholder economic risk similar to ownership of shares of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Company ("Synthetic Equity Interests"), which Synthetic Equity Interests shall be disclosed without regard to whether (A) the derivative, swap or other transactions convey any voting rights in such shares to such nominating stockholder, (B) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (C) such nominating stockholder may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions, (2) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the

    Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such nominating stockholder has or shares a right to vote any shares of any class or series of the Company, (3) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called "stock borrowing" agreement or arrangement, engaged in, directly or indirectly, by such nominating stockholder, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such nominating stockholder with respect to the shares of any class or series of the Company, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company ("Short Interests"), (4) any rights to dividends on the shares of any class or series of the Company owned beneficially by such nominating stockholder that are separated or separable from the underlying shares of the Company, (5) any performance related fees (other than an asset based fee) that such nominating stockholder is entitled to based on any increase or decrease in the price or value of shares of any class or series of the Company, or any Synthetic Equity Interests or Short Interests, if any, (6) (A) if such nominating stockholder is not a natural person, the identity of the natural person or persons associated with such nominating stockholder responsible for the formulation of and decision to propose the director nominee to be considered for election at the meeting (such person or persons, the "Responsible Person"), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such nominating stockholder to propose such director nominee to be considered for election before the meeting, and (B) if such nominating stockholder is a natural person, the qualifications and background of such natural person and any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Company and that reasonably could have influenced the decision of such nominating stockholder to propose such director nominee election to be considered for election at the meeting, (7) any significant equity interests or any Synthetic Equity Interests or Short Interests in any principal competitor of the Company held by such Proposing Persons, (8) any direct or indirect interest of such Proposing Person in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (9) any pending or threatened litigation in which such Proposing Person is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company, (10) any material transaction occurring during the prior 12 months between such Proposing Person, on the one hand, and the Company, any affiliate of the Company or any principal competitor of the Company, on the other hand, (11) a summary of any material discussions regarding the director nominee proposed to be elected at the meeting (A) between or among any of the Proposing Persons or (B) between or among any Proposing Person and any other record or beneficial holder of the shares of any class or series of the Company (including their names) and (12) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the director nominee proposed to be elected at the meeting pursuant to Section 14(a) of the Exchange Act;

  •
  as to each director nominee, (1) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (2) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any nominating stockholder, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert (as defined in our Bylaws), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such nominating stockholder were the "registrant" for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (3) a completed and signed questionnaire, representation and agreement in a form provided by the Company; and

  •
  any other information (1) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company in accordance with the Company's corporate governance guidelines, as the same may be in effect from time to time, or (2) that could be material to a reasonable stockholder's understanding of the independence or lack of independence of such proposed nominee.

        If a director nomination is made pursuant to the process set forth above, the governance and nominating committee will apply the same criteria in evaluating the nominee as it would any other board nominee candidate, and will recommend to the Board whether or not the stockholder nominee should be included as a candidate for election in our proxy statement. The nominee and nominating stockholder should be willing to provide any information reasonably requested by the governance and nominating committee in connection with its evaluation. The chairperson of the stockholder meeting shall make the final determination whether the procedures for nomination under the Bylaws have been complied with. If the procedures have not been complied with, the chairperson of the stockholder meeting may declare that nomination is defective and shall be disregarded at the stockholder meeting.

        Once either a search firm engaged by the governance and nominating committee or a stockholder has provided the governance and nominating committee with the identity of a prospective director nominee candidate, the governance and nominating committee will communicate the identity and known background and experience of the candidate to the Board. If warranted by a polling of the Board, members of our governance and nominating committee and/or other members of our senior management may interview the candidate. If the governance and nominating committee reacts favorably to a candidate, the candidate will next be invited to interview with the members of the Board who are not on the governance and nominating committee. The governance and nominating committee will then make a final determination whether to recommend the candidate to the Board for directorship. The governance and nominating committee currently has not set specific minimum qualifications or criteria for nominees that it proposes for Board membership, but evaluates the entirety of each candidate's credentials. The governance and nominating committee believes, however, that we will be best served if our directors bring to the Board a variety of diverse experience and backgrounds and, among other things, demonstrated integrity, executive leadership and financial, marketing or business knowledge and experience.

Certain relationships and related transactions

        The following is a summary of transactions, during our last three fiscal years, to which we were or are a party, in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. This description does not include compensation arrangement with our directors and executive officers, which are described under "Management—compensation of directors" and "Compensation discussion and analysis" below or compensation approved by the compensation committee that is earned by executive officers that are not named executive officers.

Indemnification agreements

        Our Certificate of Incorporation and Bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by law. Additionally, as permitted by Delaware law, we have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify such persons, to the fullest extent authorized or permitted under Delaware law, against any and all costs and expenses (including attorneys', witness or other professional fees) actually and reasonably incurred by such persons in connection with the investigation, defense, settlement or appeal of any action, hearing, suit or other proceeding, whether pending, threatened or completed, to which any such person may be made a witness or a party by reason of (1) the fact that such person is or was a director, officer, employee or agent of our company or its subsidiaries, whether serving in such capacity or otherwise acting at the request of our company or its subsidiaries and (2) anything done or not done, or alleged to have been done or not done, by such person in that capacity. The indemnification agreements also require us to advance expenses incurred by directors and executive officers within 30 days after receipt of a written request, provided that such persons undertake to repay such amounts if it is ultimately determined that they are not entitled to indemnification. Additionally, the agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder, including a presumption that directors and executive officers are entitled to indemnification under the agreements and that we have the burden of proof to overcome that presumption in reaching any contrary determination. We are not required to provide indemnification under these agreements for certain matters, including: (1) indemnification beyond that permitted by Delaware law; (2) indemnification for liabilities for which the executive officer or director is reimbursed pursuant to such insurance as may exist for such person's benefit; (3) indemnification related to disgorgement of profits under Section 16(b) of the Securities Exchange Act of 1934; (4) in connection with certain proceedings initiated against us by the director or executive officer; or (5) indemnification for settlements the director or executive officer enters into without our written consent. The indemnification agreements require us to maintain directors' and executive officers' insurance in full force and effect while any director or executive officer continues to serve in such capacity and so long as any such person may incur costs and expenses related to indemnified legal proceedings.

Procedures for related party transactions

        It is our policy that all related party transactions must be reviewed and approved by the audit committee. In approving or rejecting such proposed transactions, the audit committee considers the relevant facts and circumstances available and deemed relevant to the audit committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact of such proposed transaction on a director's independence. The audit committee approves only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the audit committee determines in the good faith exercise of its discretion. Under our code of business conduct and ethics, our employees, officers and directors are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they are required to report any potential conflict of interest, including related party transactions, to the governance and nominating committee, to the audit committee or our general counsel.

 AUDIT COMMITTEE REPORT

        The audit committee of the Board serves as the representative of the Board with respect to its oversight of:

  •
  our accounting and financial reporting processes and the audit of our financial statements;

  •
  the integrity of our financial statements;

  •
  our internal controls;

  •
  our compliance with legal and regulatory requirements and efficacy of and compliance with our corporate policies;

  •
  the independent registered public accounting firm's appointment, qualifications and independence; and

  •
  the performance of our internal audit function.

        The audit committee also reviews the performance of our independent registered public accounting firm, Ernst & Young LLP, in the annual audit of our financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm's fees.

        The audit committee provides our Board such information and materials as it may deem necessary to make our Board aware of financial matters requiring the attention of our Board. The audit committee reviews our financial disclosures, and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in our 2012 Annual Report with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The audit committee reports on these meetings to our Board.

        Our management has primary responsibility for preparing our financial statements and for our financial reporting process. In addition, our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of our financial statements to generally accepted accounting principles, and on the effectiveness of our internal control over financial reporting.

        The audit committee hereby reports as follows:

          (1)   The audit committee has reviewed and discussed the audited financial statements for fiscal year 2012 with our management.

          (2)   The audit committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 and Rule 2-07 of Regulation S-X.

          (3)   The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with Ernst & Young LLP its independence, including whether Ernst & Young LLP's provision of non-audit services to us is compatible with its independence.

        The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the audit committee (or by one or more members of the audit committee pursuant to any delegated authority) of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that fiscal year, the audit committee (or any member or members of the audit committee with such delegated authority) must approve the specific service before the independent registered public accounting firm is engaged to perform such services for us.

        Based on the review and discussion referred to in items (1) through (3) above, the audit committee recommended to our Board, and the Board approved, the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended March 23, 2012, as filed with the Securities and Exchange Commission. The audit committee also recommended the reappointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.

        The foregoing report was submitted by the audit committee of the Board and shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act.

                        AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                        P. Gordon Hodge, Chair
                        Frank J. Biondi
                        Richard L. Grand-Jean

 EXECUTIVE OFFICERS

        In addition to Mr. Lewis, described above under the heading "Proposal One—Election of Class II Directors—Class III Directors with terms expiring in 2013 (not standing for election at Annual Meeting)", the following sets forth the name, age and position held by each of our executive officers as of March 23, 2012:

Name	Age	Position
Michael V. Lewis	48	Chief Executive Officer
Joseph Peixoto	59	President, Worldwide Cinema
Andrew A. Skarupa	46	Chief Financial Officer and Chief Operating Officer
Craig Gatarz	50	Executive Vice President and General Counsel
Leo Bannon	51	Executive Vice President, Global Operations
Gary Sharp	49	Chief Technology Officer and Chief Innovation Officer

        Joseph Peixoto has served as our President, Worldwide Cinema, since 2005. Mr. Peixoto joined RealD from United Cinemas International where he served as President and Chief Executive Officer from 1998 to 2004. Prior to United Cinemas, from 1992 to 1998, Mr. Peixoto was President of Famous Players, a Canadian-based theater chain owned by Paramount/Viacom.

        Andrew A. Skarupa has served as our Chief Financial Officer and Chief Operating Officer since 2005. Prior to joining RealD, Mr. Skarupa served from 2004 to 2005 as Vice President of Finance at WaterMark Sports, a designer and producer of outdoor products. Before WaterMark, Mr. Skarupa served as Chief Financial Officer of Alliant Protection Services, an electronics security company from 2002 to 2004. Before joining Alliant, Mr. Skarupa served as Vice President of Finance for Free-PC, an idealab network company acquired by eMachines. Prior to Free-PC, Mr. Skarupa served as Vice President of Finance for idealab. Mr. Skarupa joined idealab after working at MiniMed, a publicly held medical device manufacturer. Prior to MiniMed, Mr. Skarupa was an auditor at Deloitte & Touche in Los Angeles. Mr. Skarupa is a licensed CPA.

        Craig Gatarz joined RealD as Executive Vice President and General Counsel in January 2010. Mr. Gatarz previously served as the Chief Administrative Officer and General Counsel for Vuclip, a mobile video search company, from 2008 to 2010. Prior to Vuclip, Mr. Gatarz served as Chief Operating Officer and General Counsel of JAMDAT Mobile Inc., a publicly traded mobile games publisher, from 2000 until its acquisition by Electronic Arts, Inc. in 2006. Prior to JAMDAT Mobile, Mr. Gatarz served as General Counsel of Netgateway, Inc., an e-commerce provider, from 1999 to 2000. From 1990 to 1999, Mr. Gatarz practiced law at the firm of Jones Day.

        Leo Bannon joined RealD as Executive Vice-President, Global Operations in October 2011. Prior to joining RealD, from May 2008 to August 2010, he served as President and Chief Operating Officer of Moxtek, a manufacturer of optical components, and from March 1999 to March 2007, Mr. Bannon served as President and Chief Executive Officer of ColorLink, a photonics company that focused on liquid crystal displays and optical filter technologies. At ColorLink, Mr. Bannon established a variety of joint ventures, technology license agreements and key partnerships, including an alliance with RealD to develop RealD's first cinema system which led to RealD's acquisition of ColorLink in 2007. Earlier in his career from January 1996 to March 1999, Mr. Bannon served as President of the Balzers Thin Films Division of Balzers AG, a supplier of thin film coatings and components. Mr. Bannon received a Bachelor of Science degree in chemical engineering from the University of Rhode Island and an MBA from Wilmington College.

        Gary Sharp joined RealD as Chief Technology Officer in February 2007 after RealD acquired ColorLink, a photonics company that focused on liquid crystal and optical filter technologies. In 2011, Mr. Sharp also assumed the additional title of Chief Innovation Officer. In April 1995, Mr. Sharp co-founded ColorLink, where he served as Vice President, Research and Development, as well as Chief Technology Officer. Mr. Sharp earned a B.S. in Electrical and Computer Engineering from the University of California, San Diego and a Ph.D. in Electrical and Computer Engineering from the University of Colorado, Boulder.

COMPENSATION DISCUSSION AND ANALYSIS

        The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation that are paid or awarded to, or earned by, our "named executive officers" in fiscal 2012. Our named executive officers are our principal executive officer, principal financial officer, and the three other most highly compensated executive officers. For fiscal 2012, the named executive officers and their positions were:

  •
  Michael V. Lewis, Chief Executive Officer, Director and Chairman of the Board;

  •
  Andrew A. Skarupa, Chief Financial Officer and Chief Operating Officer;

  •
  Joseph Peixoto, President of Worldwide Cinema;

  •
  Robert Mayson, President of Consumer Electronics; and

  •
  Leo Bannon, Executive Vice President, Global Operations.

        This compensation discussion and analysis section addresses and explains the compensation practices that were followed in fiscal 2012, the numerical and related information contained in the summary compensation and related tables presented below, and actions taken regarding executive compensation after the end of fiscal 2012, that could affect a fair understanding of a named executive officer's compensation during fiscal 2012.

Overview of Fiscal 2012

        Fiscal 2012 was a year in which our financial performance exceeded that of any of our prior fiscal years. In fiscal 2012, we turned a profit compared to the net loss that we incurred during each of our fiscal years 2011, 2010, 2009 and 2008. The following table highlights just a few of these financial accomplishments which we believe will be instrumental in positioning us for continued future short and long term success in a highly competitive and evolving industry.

	Fiscal 2011	Fiscal 2012	Percentage Improvement
(In millions, except number of RealD screens)
Net Income (loss)	$(6.8)	$37.0	N/A
Total Assets	$280.1	$302.2	8%
Number of RealD Screens	15,000	20,200	35%
Net License Revenue	$101.5	$147.8	46%

        Executive management played a principal role in generating these positive financial results and helps demonstrate that our compensation programs are reflective of pay for performance.

Overview, objectives and compensation philosophy

        During fiscal 2012, the compensation committee members were Frank J. Biondi, Richard L. Grand-Jean (until his resignation from the committee on October 17, 2011), Sherry Lansing and Dave Habiger (who was appointed to the committee as of October 17, 2011). The compensation committee is responsible for determinations and oversight with respect to our executive compensation policies and decisions.

        The primary goals of our compensation program and policies are to attract, retain and reward talented executives, ensure compensation is closely aligned with our corporate strategies and objectives and the long-term interests of our stockholders and ensure that total compensation is fair, reasonable and competitive within our industry. The compensation committee reviewed overall Company and individual performance in connection with its review and determination of each named executive officer's compensation.

        The primary objective in setting the named executive officer's compensation, which is primarily based on the recommendation from our Chief Executive Officer (other than for compensation for the Chief Executive Officer), is to provide them with a fair, reasonable and competitive level of compensation, taking into account their:

  •
  performance and the Company's performance;

  •
  responsibilities and length of service to the Company;

  •
  past compensation; and

  •
  compensation relative to each other.

        We believe that we have assembled an outstanding management team. We believe our growth demonstrates the success and effectiveness of our past compensation decisions. We believe that the compensation amounts paid to our named executive officers for their services in fiscal 2012 were fair, reasonable and in our best interests.

Components of executive compensation

        The compensation of the named executive officers has three primary components:

  •
  annual base salary;

  •
  performance-based cash bonus opportunity; and

  •
  long-term equity-based compensation.

        In addition to the above, we also provide severance to our named executive officers under certain circumstances. Perquisites, and benefits generally available to other employees, represent only a minor portion of the total compensation of the named executive officers.

        Not all components were historically provided to each of the named executive officers. Rather, historical compensation for the named executive officers was highly individualized, resulted from arm's-length negotiations and was based on a variety of informal factors. The Board, with recommendations from our Chief Executive Officer (who is also a director), determined the appropriate level for each compensation component based in part, but not exclusively, on our recruiting and retention goals, the experience and performance of an executive, the length of service of an executive, the compensation levels of our other executive officers, our overall performance and available resources and our need for a particular position to be filled, each as of the time of the applicable compensation decision.

        However, in connection with our initial public offering in July 2010 ("IPO"), the compensation committee developed a more structured approach to compensating our named executive officers and therefore all officers generally have the same compensatory features and provisions with the exception of compensation amounts.

        The Company's current approach is to annually review the named executive officer's compensation for adjustments and equity grants with any such adjustments and/or new equity compensation grants becoming effective on or about July 1st, after the release of the prior fiscal year's financial results.

Annual base salary

        Base salary is provided to our named executive officers in order to be competitive in the marketplace and so that not all of their compensation is at risk. In general, base salaries for our named executive officers take into account the executive's qualifications, experience, prior salary and the compensation levels of our other executive officers. The base salaries of the named executive officers are currently reviewed and approved by the compensation committee, based on, in the case of the named executive officers other than our Chief Executive Officer, recommendations from our Chief

Executive Officer, and adjustments are made to base salaries based on the scope of an executive's responsibilities and individual performance and contribution.

Performance-based cash bonus opportunity

        In addition to base salaries, performance-based cash bonuses can be earned by our named executive officers. For fiscal 2012, certain annual cash bonuses were made pursuant to the terms of an executive's employment agreement and the 2010 Management Incentive Plan and which provided compensation that was directly linked to achievement of corporate goals and objectives.

        At this stage in the Company's development, the compensation committee has determined that earnings are the most important financial metric for the Company. Therefore, the Company has established earnings before interest, taxes, depreciation, and amortization ("Adjusted EBITDA") as the primary corporate performance goal upon which all of the named executive officers' annual performance bonuses will be determined. The annual bonus is intended to motivate the executives and have them focus on achieving important near-term corporate objectives.

Long-term equity-based compensation

        Historically, we provided long-term equity incentive compensation, except to our co-founder Mr. Lewis, to retain our named executive officers and to provide for a significant portion of their compensation to be at risk and linked directly with the appreciation of stockholder value. Long-term compensation was generally provided through equity awards in the form of stock options with time or performance-based vesting conditions subject to continued service and under the terms and conditions of our 2004 Amended and Restated Stock Incentive Plan, which we refer to as the 2004 Plan, and award agreements. Through possession of stock options, our executives participate in the long-term results of their efforts, whether by appreciation of the Company's value or the impact of business setbacks, either Company-specific or industry based.

        Prior to our IPO, we had previously not provided long-term equity incentive compensation to our co-founder, Mr. Lewis. Shortly before our IPO, Mr. Lewis held approximately 14.7% of the fully diluted Company shares, which, prior to our IPO, we believed provided sufficient retention value and investment in the long-term value of the Company. Effective with our IPO, our Board provided equity compensation to all of our named executive officers, including Mr. Lewis, in order to provide necessary incentive compensation and retention incentives and to further align their interests with our public company stockholder interests. The compensation levels of the named executive officers, including the equity holdings of each, reflect to a significant degree the varying roles and responsibilities of such executives, as well as the length of time those executives have served the Company.

        As discussed below, in connection with our IPO, we adopted the RealD Inc. 2010 Stock Incentive Plan, which we refer to as the 2010 Stock Plan, for issuing equity compensation awards. All fiscal 2012 equity compensation grants were issued under the 2010 Stock Plan.

        Details on previously granted awards under the 2004 Plan and 2010 Stock Plan to the named executive officers are provided in the "Outstanding equity awards at 2012 fiscal year-end" and the "Grants of plan-based awards—fiscal year 2012" tables below.

        In June 2011, our Board adopted the RealD Inc. 2011 Employee Stock Purchase Plan ("ESPP") which was subsequently approved by our stockholders in July 2011. The ESPP is designed to comply with the requirements of Internal Revenue Code ("Code") Section 423 and is intended to enable our employees (including our eligible named executive officers) to acquire our common shares and further align the interests of our employees with those of our stockholders. The ESPP is described in fuller detail below in the "Incentive compensation plans" section.

Employee benefits and perquisites

        We have not offered extensive or elaborate benefits to the named executive officers. We have sought to compensate our named executive officers at levels that eliminate the need for perquisites and enable each individual officer to provide for his own specific needs. We have offered other employee benefits to the named executive officers for the purpose of meeting current and future health needs for the executives. These benefits, which have been generally offered to all eligible employees, include medical, dental, and life insurance benefits, short-term disability pay, long-term disability insurance, flexible spending accounts for medical and dependent care expense reimbursements and a 401(k) retirement savings plan, described further in "Incentive compensation plans" below.

Corporate transaction and severance

        Each of the named executive officers, pursuant to each of their employment agreements, is eligible to receive contractually-provided severance benefits. These severance benefits are intended to provide compensation while the named executive officer searches for new employment after experiencing an involuntary termination of employment from us. We believe that providing severance protection for these named executive officers upon their involuntary termination of employment is an important retention tool that is necessary in the competitive marketplace for talented executives. We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable. We have not historically taken into account any amounts that may be received by a named executive officer following termination of employment when establishing current compensation levels. Our stock option grant agreements with the named executive officers also generally provide for some or all of the unvested options to vest immediately when certain events occur, including a company transaction, described below under "Executive employment agreements". For further details of the potential amounts that a named executive officer may receive in connection with a company transaction and termination, see "Potential payments upon termination or company transaction" below.

Tax and accounting considerations

        In fiscal 2012, while the compensation committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers during such fiscal year.

2011 advisory vote on executive compensation

        At our 2011 annual stockholders meeting, of the approximately 35 million votes which affirmatively voted either in favor of or against approving our executive compensation programs, over 98% voted in favor, reflecting very strong stockholder support for our executive compensation programs. The compensation committee considers these results, along with other information, in setting executive compensation from year to year. After taking into account all of the information the compensation committee believed was relevant to its review, including the high level of stockholder support based on the advisory vote results, the compensation committee did not make any significant changes to the structure of our executive compensation plans and programs.

Policy on recoupment of compensation

        In June 2010, our Board unanimously approved a Policy on Recoupment of Compensation, or the Recoupment Policy, primarily to deter our senior executives and other key employees from taking actions that could potentially harm the Company and to deter any financial or accounting irregularities with respect to our financial statements. We incorporated the Recoupment Policy into the employment agreements with our named executive officers, the 2010 Stock Plan and into the 2010 Management Incentive Plan.

        Pursuant to our Recoupment Policy, certain members of management, including all of the named executive officers, may be directed to return to us performance-based compensation that the executive had previously received if either:

  (i)
  there is a restatement of any of our financial statements previously filed with the SEC (regardless of whether or not there was any misconduct committed by an executive) other than those due to changes in accounting policy, and the restated financial results would have resulted in a lesser amount of performance-based compensation being paid to the named executive officer, or

  (ii)
  the named executive officer's intentional misconduct, gross negligence or failure to report intentional misconduct or gross negligence by one of our employees (or service providers) either: (x) was a contributing factor or partial factor to us having to restate any of our financial statements previously filed with the SEC or (y) constituted fraud, bribery or any other unlawful act (or contributed to another person's fraud, bribery or other unlawful act) which in each case adversely impacted our finances, business and/or reputation.

        In the event of a restatement of our financial statements, the compensation committee will review performance-based compensation awarded or paid to the named executive officers that was attributable to performance during the applicable time periods. To the extent permitted by applicable law, the compensation committee will make a determination as to whether, and how much, compensation is to be recouped by us on an individual basis. If there has been no misconduct (as described in clause (ii) above), any recoupment of compensation will be limited to a three year look-back period from the date the financial or accounting irregularity was discovered by us.

        Moreover, if the compensation committee determines that one of the named executive officers has engaged in misconduct, the compensation committee may take actions with respect to such executive as it deems to be in our best interests and necessary to remedy the misconduct and prevent its recurrence. To the extent permitted by applicable law, such actions can include, among other things, recoupment of compensation (which would not be limited to a three year look-back period) and/or disciplinary actions, including termination of employment. The compensation committee's power to determine the appropriate remedy is in addition to, and not in replacement of, remedies imposed by law enforcement agencies, regulators or other authorities.

Risk assessment of compensation programs

        The compensation committee has discussed the concept of risk as it relates to our compensation programs and does not believe our compensation programs encourage excessive or inappropriate risk taking. The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance, so that our named executive officers do not feel pressured to focus exclusively on stock price performance to the detriment of other important aspects of our business. Our equity incentive grants have traditionally been structured to provide longer term incentives and we have a recoupment of compensation policy in place. As a result, the compensation committee believes our compensation programs strike a balance between providing secure compensation and appropriate long-term incentives, such that our named executive officers are not encouraged to take unnecessary or excessive risks.

Compensation consultant

        In 2010, our Board (and after its formation, the compensation committee) engaged an independent outside compensation consultant, Frederic W. Cook & Co., Inc., or Cook, to assess our compensation program's effectiveness in supporting our business strategy and ability to sustain our projected growth, to construct a peer group of companies, provide marketplace information, provide advice on competitive market practices and also provide a framework for transitioning our compensation programs and processes to public company norms as we approached our IPO. Cook had not previously provided any other services to us. Additionally, Cook does not receive any fees or income from, nor does it perform any services for, the compensation committee or the Company other than providing advice on executive and director compensation pursuant to its engagement. In early 2010, Cook prepared a report that provided a peer group of publicly-held companies for purposes of providing a competitive framework for transitioning our compensation programs to that of a publicly-traded company in our industry. The data from this report was considered in making fiscal 2011 compensation decisions; however, it was not a basis for compensation decisions for fiscal year 2012 although the compensation committee did confer with Cook with respect to certain compensation decisions that it made for fiscal 2012.

Fiscal 2012 compensation decisions

Stock unit grants for fiscal 2011 performance

        Because of our strong financial performance in fiscal 2011 in which the target Adjusted EBITDA objective was significantly exceeded, the compensation committee decided to award, in its discretion, performance bonuses which were partly settled in July 2011 with grants of stock units under the 2010 Stock Plan. In order to enhance retention and alignment with stockholders, the stock units were subject to vesting over a three-year time period with one-third (1/3) vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments over the remaining two years, in all cases subject to the named executive officer's continued service with the Company.

Fiscal 2012 base salaries

        In June 2011, the compensation committee reviewed the compensation of Messrs. Lewis, Skarupa, Peixoto and Mayson for potential adjustments and equity compensation grants for fiscal 2012. In connection with its review, and with input from its independent compensation consultant, Cook, the compensation committee increased the base salary of Mr. Mayson to $400,000, effective as of July 1, 2011. The base salaries and other compensation components for Messrs. Lewis, Skarupa and Peixoto for fiscal 2012 remained unchanged from fiscal 2011.

        The following table provides the annual base salaries for each of our named executive officers for fiscal 2011 and 2012:

Name	Fiscal 2011 base salary		Fiscal 2012 base salary
Michael V. Lewis	$700,000		$700,000
Andrew A. Skarupa	$420,000		$420,000
Joseph Peixoto	$625,000		$625,000
Robert Mayson	$300,000		$400,000
Leo Bannon	$—	(1)	$420,000

(1)
Mr. Bannon joined RealD during fiscal 2012 in October 2011.

Fiscal 2012 performance-based bonus targets and total award amounts

        In April 2011, the compensation committee unanimously approved fiscal 2012 performance objectives for Messrs. Lewis, Skarupa, Peixoto and Mayson for their fiscal 2012 performance-based cash opportunity bonus and, in October 2011, unanimously approved fiscal 2012 performance objectives for Mr. Bannon in connection with his hire for a pro-rated fiscal 2012 performance-based cash opportunity bonus, which bonus opportunities are provided and administered under our 2010 Management Incentive Plan. Further details on the 2010 Management Incentive Plan can be found in "Incentive compensation plans" below. For fiscal 2012, cash bonuses for each of these named executive officers were based on the Company's achievement of annual Adjusted EBITDA performance objectives and individual and departmental objectives were secondarily considered. These objectives were determined by the compensation committee and provided to each of the named executive officers. Adjusted EBITDA is defined as our net income (loss), plus net interest expense, income and other taxes, depreciation and amortization, share-based compensation expense and exhibitor option expense, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance. Adjusted EBITDA is not a recognized measurement under U.S. GAAP. For a definition of Adjusted EBITDA and reconciliation to net income (loss), the comparable U.S. GAAP item, see "Management's discussion and analysis of financial condition and results of operations—Non-U.S. GAAP discussion" in our Annual Report on Form 10-K for the fiscal year ended March 23, 2012 filed with the SEC on May 31, 2012.

        For fiscal 2012, the Adjusted EBITDA target was $102.7 million and our actual achieved Adjusted EBITDA was $104.4 million. Additionally, Messrs. Lewis, Skarupa, Peixoto and Bannon exceeded their individual performance objectives for fiscal 2012.

        The target bonuses that can be earned by the named executive officers for fiscal 2012 under these performance-based opportunities is calculated as a percentage of annual base salary with such target percentage reflected in this column. In addition, if actual performance exceeds the targeted level of performance, as was the case in fiscal 2012, then the compensation committee may award bonuses in excess of the target amounts.

Name	Target Percentage of fiscal 2012 base salary
Michael V. Lewis	100%
Andrew A. Skarupa	80%
Joseph Peixoto	80%
Robert Mayson	80%
Leo Bannon	80%

        The actual bonus paid could be more or less than the target amount; however, such bonus payment was subject to the limit provided by the 2010 Management Incentive Plan, which provides that bonuses paid under the 2010 Management Incentive Plan to any one participant in the aggregate may not exceed $5 million in any fiscal year.

        Because of our strong financial performance in fiscal 2012 in which the target Adjusted EBITDA objective was exceeded, the compensation committee decided to award, in its discretion, performance bonuses for fiscal 2012 for Messrs. Lewis, Skarupa, Peixoto and Bannon at a level equal to the target amounts in cash which were paid in June 2012. With respect to Messrs. Lewis, Skarupa and Peixoto, they will each receive an additional payment in the form of unvested stock units (to be granted on or around July 1, 2012 under the 2010 Stock Plan) pursuant to the below table. The number of stock units granted under each stock units award will be calculated based on the per share closing price of our common stock on the grant date, and such award will vest over a three-year time period commencing as of the grant date with one-third (1/3) vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments over the remaining two years, subject to the named executive officer's continued service with the Company. Based on an analysis of Mr. Mayson's performance against his objectives for fiscal 2012, he was awarded a performance bonus of $288,000. Mr. Bannon, who joined the Company during fiscal 2012 in October 2011, received a pro-rated bonus which was equal to his target bonus amount of 80% of the base salary that was paid to him for fiscal

2012. In addition to the below and as described more fully below under the "Executive employment agreements" section, Mr. Mayson received a one-time $200,000 performance bonus as a result of contracted binding orders from the Consumer Electronics Division exceeding $10 million.

Name	Fiscal 2012 Performance-Based Bonus Amount Paid in Cash	Fiscal 2012 Performance-Based Bonus Amount Paid in Restricted Stock Units ($)	Total Fiscal 2012 Performance-Based Bonus Award
Michael V. Lewis	$700,000	$350,000	$1,050,000
Andrew A. Skarupa	$336,000	$168,000	$504,000
Joseph Peixoto	$500,000	$250,000	$750,000
Robert Mayson	$288,000	$—	$288,000
Leo Bannon	$142,685	$—	$142,685

Fiscal 2012 stock option grants to named executive officers

        The compensation committee, with input from Cook, unanimously approved awards of nonstatutory stock options to each of our named executive officers for fiscal 2012. Except for Mr. Bannon who did not become a Company employee until October 2011, these annual stock option awards were granted to the named executive officers on July 1, 2011. In October 2011, Mr. Bannon received a new hire nonstatutory stock option grant upon his commencement of employment. The stock option awards were granted under the 2010 Stock Plan and have a per share exercise price equal to the per share closing price of our Company common stock on the date of grant. The stock options will vest as follows: (i) 1/4 of the option vests on the first anniversary of grant and (ii) an additional 1/48 of the option vests per month for each of the 36 months following such first anniversary, subject to the named executive officer's continued service with the Company, and include acceleration of vesting, that is generally as described below under "Executive employment agreements". The number of shares subject to each of these stock option grants is as shown in the following table:

Name	Fiscal 2012 stock option grants (shares)
Michael V. Lewis	300,000
Andrew A. Skarupa	105,000
Joseph Peixoto	120,000
Robert Mayson	105,000
Leo Bannon	225,000

Fiscal 2013 compensation decisions

        In June 2012, the compensation committee reviewed the named executive officers' compensation for potential adjustments and equity grants for fiscal 2013. In connection with its review, and with input from Cook, the compensation committee increased the base salary of Mr. Skarupa to $450,000, to be effective as of July 1, 2012. The base salaries for Messrs. Lewis, Peixoto, Mayson and Bannon for fiscal 2013 remained unchanged from fiscal 2012. The compensation committee also unanimously approved fiscal 2013 performance objectives for Messrs. Lewis, Skarupa, Peixoto, and Bannon for their fiscal 2013 performance-based cash opportunity bonus which will be provided and administered under our 2010 Management Incentive Plan. For fiscal 2013, cash bonuses for each of these named executive officers will be based on the Company's achievement of annual Adjusted EBITDA performance objectives with individual and departmental objectives also secondarily considered. These fiscal 2013 performance objectives will be difficult to attain. The target bonus that can be earned by the named executive officers for fiscal 2013 under these performance-based opportunities is calculated as a percentage of annual base salary. The target percentage for fiscal 2013 for Mr. Lewis was increased to one hundred and twenty percent (120%) of his annual base salary. The target percentage for fiscal

2013 for the other named executive officers remains unchanged from the percentage for fiscal 2012, which is disclosed in "Fiscal 2012 performance-based bonus targets" above. The actual bonus paid may be more or less than the target amount; however, any bonus payment is subject to the limit provided by the 2010 Management Incentive Plan, which provides that bonuses paid under the 2010 Management Incentive Plan to any one participant in the aggregate may not exceed $5 million in any fiscal year. Mr. Mayson will no longer be an executive officer and therefore will not be participating in the 2010 Management Incentive Plan in fiscal 2013.

        Additionally, the compensation committee, with input from Cook, unanimously approved an award of a nonstatutory stock option to each of our named executive officers for fiscal 2013. It is expected that these annual stock option awards will be granted to the named executive officers on or around July 1, 2012. The stock option awards will be granted under the 2010 Stock Plan and will have a per share exercise price equal to the per share closing price of our Company common stock on the date of grant. The stock options will vest as follows: (i) 1/4 of the option vests on the first anniversary of the grant date and (ii) an additional 1/48 of the option vests per month for each of the 36 months following the first anniversary of the grant date, subject to the named executive officer's continued service with the Company, and include acceleration of vesting, that is generally as described below under "Executive employment agreements". The number of shares subject to each of these stock option grants will be as shown in the following table:

Name	Fiscal 2013 annual equity grant (shares)
Michael V. Lewis	450,000
Andrew A. Skarupa	105,000
Joseph Peixoto	120,000
Robert Mayson	50,000
Leo Bannon	33,750

Executive compensation

        The following tables provide information on compensation for the services of the named executive officers for fiscal 2012.

Summary compensation table—fiscal year 2012

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (6)	Total
Michael V. Lewis,	2012	$700,000	$350,000	$3,780,000	$700,000	$8,100	$5,538,100
Chief Executive Officer,	2011	$667,692	$1,050,000	$10,146,750	$700,000	$8,100	$12,572,542
Director and Chairman of the Board	2010	$450,000	$600,000	—	—	$8,100	$1,058,100

Andrew A. Skarupa,	2012	$420,000	$168,000	$1,323,000	$336,000	—	$2,247,000
Chief Financial Officer and	2011	$397,385	$504,000	$1,877,400	$336,000	—	$3,114,785
Chief Operating Officer	2010	$275,000	$300,000	—	—	—	$575,000

Joseph Peixoto,	2012	$625,000	$250,000	$1,512,000	$500,000	—	$2,887,000
President of Worldwide	2011	$608,846	$750,000	$2,213,925	$1,000,000	—	$4,572,771
Cinema	2010	$518,750	$100,000	$2,285,000	$500,000		$3,403,750

Robert Mayson,	2012	$375,000	—	$1,323,000	$488,000	—	$2,186,000
President of Consumer	2011	$267,900	$650,000	$4,756,200	$300,000	—	$5,974,100
Electronics(4)	2010	$109,960	$150,000	—	$253,100	—	$513,060

Leo Bannon,	2012	$177,692	—	$1,363,500	$142,685	—	$1,683,877
Executive Vice President,
Global Operations(5)

(1)
Represents the discretionary portion of the fiscal 2012 performance-based bonuses under the 2010 Management Incentive Plan that was awarded above the fiscal 2012 target amount as reflected and described in footnote (3) below and in "Fiscal 2012 performance-based bonus targets and total award amounts" above.

(2)
Represents the total grant date fair value, as determined under FASB ASC Topic 718, Stock Compensation, of all option awards granted to the named executive officer during fiscal 2012 and which are described in the "Grants of plan-based awards-fiscal year 2012" table below. Assumptions used to calculate these amounts are included in Note 9, "Share-based compensation," to our consolidated financial statements for the year ended March 23, 2012, which are included in our Annual Report on Form 10-K that was filed with the SEC on May 31, 2012.

(3)
For Messrs. Lewis, Skarupa, and Peixoto, represents the target amount of the fiscal 2012 performance-based bonuses that was paid under the 2010 Management Incentive Plan. An additional amount that was paid Messrs. Lewis, Skarupa, and Peixoto over the fiscal 2012 target amount of the fiscal 2012 performance-based bonuses is reflected in the "bonus" column to this table as described in footnote (1) above. The fiscal 2012 performance-based bonuses will be paid in the form of cash and a restricted stock units grant to each of the named executive officers. Further details on the fiscal 2012 performance-based bonuses paid under the 2010 Management Incentive Plan are described in "Fiscal 2012 performance-based bonus targets and total award amounts" above and the "Grants of plan-based awards-fiscal year 2012" table below. As described more fully below under the "Executive employment agreements" section, Mr. Mayson received a one-time $200,000 performance bonus as a result of contracted binding orders from the Consumer Electronics Division exceeding $10 million and also a $288,000 annual bonus.

(4)
The annual base salary for Mr. Mayson was increased to $400,000, effective as of July 1, 2011. On April 18, 2012, Mr. Mayson resigned from his position as President of the Company's Consumer Electronics division and is no longer an executive officer, although he is still an employee and continues to serve as the Managing Director, RealD Europe and EVP Cinema, EMEA.

(5)
Mr. Bannon first became a named executive officer in fiscal 2012 after he joined the Company in October 2011.

(6)
Represents annual automobile allowance.

 Grants of plan-based awards—fiscal year 2012

        The following table provides information on cash-based and equity-based awards granted in fiscal 2012 to the named executive officers:

						All other option awards: number of securities underlying options (#)(2)		Grant Date Fair Value of Stock and Option Awards (3)
			Estimated future payouts under non-equity incentive plan awards(1)				Exercise or base price of option awards ($/Sh)
		Date of Compensation Committee Approval
	Grant date
Name			Threshold	Target	Maximum
Michael V. Lewis	7/1/2011	6/2/2011	$560,000	$700,000	$1,750,000	300,000	$22.92	$3,780,000
Andrew A. Skarupa	7/1/2011	6/2/2011	$268,800	$336,000	$840,000	105,000	$22.92	$1,323,000
Joseph Peixoto	7/1/2011	6/2/2011	$400,000	$500,000	$1,250,000	120,000	$22.92	$1,512,000
Robert Mayson	7/1/2011	6/2/2011	$256,000	$320,000	$800,000	105,000	$22.92	$1,323,000
Leo Bannon	10/24/2011	10/17/2011	—	—	—	225,000	$10.82	$1,363,500

(1)
Each named executive officer was eligible to earn a fiscal 2012 performance-based bonus pursuant to his employment agreement as discussed in "Executive employment agreements" and "Fiscal 2012 performance-based bonus targets and total award amounts" and as implemented under the 2010 Management Incentive Plan. The performance bonus for each named executive officer was based on attaining fiscal 2012 Adjusted EBITDA of $102.7 million, with individual performance objectives also secondarily considered. The named executive officers were eligible to earn a performance bonus upon the attainment of 80% of the fiscal 2012 Adjusted EBITDA target goal and could earn up to a maximum amount of 2.5 times his respective target. These threshold and maximum limits mirrored the Company's approach for our non-executive annual bonus plan. The 2010 Management Incentive Plan also has an annual maximum limit of $5 million that can be paid to any one participant. The Company's actual Adjusted EBITDA was $104.4 million and therefore the bonus amounts were paid and are reported above in the "Fiscal 2012 performance-based bonus targets and total award amounts" and the "Summary compensation table-fiscal year 2012".

(2)
The stock options will vest as follows: (i) 1/4 of the option vests on the first anniversary of the grant date and (ii) an additional 1/48 of the option vests per month for each of the 36 months following such anniversary, subject to the named executive officer's continued service with the Company, and include acceleration of vesting, that is generally as described below under "Executive employment agreements".

(3)
In accordance with applicable SEC rules, this column shows the aggregate grant date fair value of the stock options granted to the named executive officer during fiscal 2012 and are further described in the "Outstanding equity awards at 2012 fiscal year-end" table below and "Fiscal 2012 equity compensation grants to named executive officers" above. For the stock options that were granted to each of the named executive officers other than Mr. Bannon, fair value is calculated using the Black-Scholes value on the July 1, 2011 grant date of $12.60. For the option granted to Mr. Bannon, fair value is calculated using the Black-Scholes value on the October 24, 2011 grant date of $6.06. For additional information on the valuation assumptions, refer to Note 9, "Share-based compensation," to our consolidated financial statements for the fiscal year ended March 23, 2012, in our Annual Report on Form 10-K which was filed with the SEC on May 31, 2012.

Executive employment agreements

        In April 2010, our Board unanimously approved the substantive terms of new employment agreements with Messrs. Lewis, Skarupa and Peixoto and their formal employment agreements were later approved by our Board in May 2010. Additionally, in May 2010, our Board unanimously approved the terms of an employment agreement with Mr. Mayson to generally conform to the new employment agreement terms for Messrs. Lewis, Skarupa and Peixoto. Each of these new written employment agreements, effective as of April 1, 2010, was executed on May 25, 2010 by these named executive officers. In October 2011, the compensation committee unanimously approved the terms of a employment agreement with Mr. Bannon to generally conform to the employment agreement terms for the other named executive officers and which was effective as of his commencement of employment on October 24, 2011. Additionally, in connection with entering into their employment agreements, each of the named executive officers was required to enter into an employee invention assignment and confidentiality agreement which contains various restrictive covenants including employee non-solicit obligations. These employment agreements for the named executive officers replaced and superseded any prior employment agreements and are summarized below.

        Michael Lewis, Chief Executive Officer and Chairman of the Board.    On May 25, 2010, we entered into an employment agreement with Mr. Lewis effective April 1, 2010. The agreement provides that Mr. Lewis will continue to serve as Chief Executive Officer and Chairman.

        Additionally, we have agreed to nominate Mr. Lewis for election to the Board throughout the term of his employment agreement whenever his term as a director comes up for re-election. The initial term of the agreement originally extended through March 31, 2013 and has since been extended to run through March 31, 2015.

        Andrew A. Skarupa, Chief Financial Officer and Chief Operating Officer.    On May 25, 2010, we entered into a new employment agreement with Mr. Skarupa effective April 1, 2010, which replaced and superseded his prior employment agreement. The new agreement provides that Mr. Skarupa will continue to serve as Chief Financial Officer and Chief Operating Officer. The initial term of the new agreement originally extended through March 31, 2012 and has since been extended to run through March 31, 2014.

        Joseph Peixoto, President of Worldwide Cinema.    On May 25, 2010, we entered into a new employment agreement with Mr. Peixoto effective April 1, 2010, which replaced and superseded his prior employment agreement. The new agreement provides that Mr. Peixoto will continue to serve as President of Worldwide Cinema. Under this agreement, Mr. Peixoto was an at-will employee of the Company through June 15, 2010. The initial term of the agreement originally extended through March 31, 2012 and has since been extended to run through March 31, 2014.

        Robert Mayson, President of Consumer Electronics.    On May 25, 2010, we entered into an employment agreement with Mr. Mayson effective April 1, 2010, which replaced and superseded his February 2010 employment agreement. The May 2010 agreement provided that Mr. Mayson would continue to serve as President of Consumer Electronics and provided substantially similar salary and bonus incentive compensation terms as those provided in his February 2010 agreement. Under the May 2010 agreement, Mr. Mayson was eligible to receive relocation cash payments and reimbursements conditioned on his relocation to the Los Angeles, California area by September 1, 2010, which he satisfied. The May 2010 employment agreement also provided severance benefits and payments which generally conformed to those terms of the other named executive officers. The initial term of the May 2010 agreement extended through March 31, 2013.

        Effective April 18, 2012, we entered into a new employment agreement with Mr. Mayson which replaces and supersedes his May 2010 employment agreement. The April 2012 agreement provides that, effective April 18, 2012, Mr. Mayson resigned from his position as President of the Company's Consumer Electronics division. Mr. Mayson will continue to serve in his role as Managing Director, RealD Europe and EVP Cinema, EMEA. Unless terminated earlier by one of the parties, the term of the April 2012 agreement will extend through March 31, 2013 and provides that the term's end date will automatically extend by an additional year on each of April 1, 2013 and April 1, 2014 absent prior written notice by one of the parties that it does not wish to so extend the agreement. The April 2012 agreement provides that Mr. Mayson's annual base salary is $400,000 which represents no change from his current salary.

        Most of the other terms and conditions in the April 2012 agreement are unchanged from the terms and conditions of the May 2010 agreement. The April 2012 agreement modified the following compensatory benefits that were previously available under the May 2010 agreement:

  •
  The expiration date for the performance bonus opportunities that are based on sales and contracted binding orders from the Company's Consumer Electronics Division was changed from February 24, 2013 to the end of the Company's fiscal 2013 year in March 2013;

  •
  The change in control retention bonus opportunity was removed without any payment;

  •
  The annual performance bonus opportunity shall no longer provide for a minimum target amount of $300,000; and

  •
  The severance benefits that can be paid in connection with a qualifying termination of employment are generally unchanged except that Mr. Mayson's eligibility for enhanced change in control severance benefits will expire on March 31, 2013 and shall no longer cover the deleted change in control retention bonus.

        In connection with his April 2012 employment agreement, on April 18, 2012 we also entered into a secondment letter agreement pursuant to which Mr. Mayson's services will be temporarily seconded to RealD Europe Limited (the "Host Company") and Mr. Mayson will be based at the Host Company's offices at Hempel Hempstead, United Kingdom. The term of the secondment agreement will be for the same duration covered by his April 2012 employment agreement except that we may in our discretion earlier terminate the secondment arrangements. During the secondment period, Mr. Mayson will not be eligible to receive Company-sponsored benefits and he may instead be eligible for holiday, sick pay and participation in the Host Company's pension scheme, all in accordance with the rules and procedures of the Host Company.

        The annual base salary that the Company is paying Mr. Mayson shall be inclusive of any fees to which Mr. Mayson may be entitled to receive as result of his serving as a director of the Host Company. In connection with his relocation from the United States to the United Kingdom, we will reimburse Mr. Mayson for his actual, reasonable relocation expenses in a total amount not to exceed $35,000.

        Leo Bannon, Executive Vice President, Global Operations.    On October 17, 2011, we entered into an employment agreement with Mr. Bannon in connection with the commencement of his employment on October 24, 2011. The October 2011 agreement provides that Mr. Bannon will serve as Executive Vice President, Global Operations. This October 2011 employment agreement also provides severance benefits and payments which generally conform to those terms of the other named executive officers. The terms and conditions of the October 2011 agreement are described in the below table and footnotes. The initial term of the agreement originally extended through March 31, 2013 and has since been extended to run through March 31, 2014.

        The term of the employment agreements for Messrs. Skarupa, Peixoto, Mayson and Bannon will be automatically extended by one additional year on April 1, 2013, and on each subsequent April 1st through and including April 1, 2015 (and through and including April 1, 2016 in the case of Mr. Bannon), unless either party has previously provided written notice to not so extend the term, except that the agreements shall in all cases expire no later than (and cannot be extended beyond) March 31, 2017 (March 31, 2018 for Mr. Bannon). The term of the employment agreement for Mr. Lewis will be automatically extended as described in the preceding sentence except such automatic extension only will occur on April 1, 2013 and April 1, 2014. In the event that the named executive officer's employment continues after the expiration of the term of his employment agreement, then the named executive officer's employment shall continue on an at-will basis and during such at-will period either party can terminate the named executive officer's employment without obligation (including without any obligation to provide severance payments or benefits) and/or we can change any or all of the terms of the named executive officer's employment at any time for any reason or no reason by providing written notice. Additionally, each of these employment agreements provide for eligibility for future equity compensation awards and also provided, except for Mr. Bannon, for time and performance-based stock option awards to the named executive officers in connection with our IPO.

        The following table highlights additional items contained in the employment agreements that were effective in fiscal 2012 for the named executive officers.

	Annual target bonus as percentage of salary		Equity compensation		Severance payments upon "Qualifying Termination" within the Company "Change in Control" Period		Severance payments upon "Qualifying Termination"		Severance payments upon termination due to death or "disability"		Other
Michael V. Lewis	100	%(2)		(3)(4)		(6)		(8)		(10)		(11)(12)
Andrew A. Skarupa	80	%(2)		(3)(4)		(7)		(9)		(10)		(11)
Joseph Peixoto	80	%(2)		(3)(4)		(7)		(9)		(10)		(11)
Robert Mayson(1)	80	%(2)		(3)(4)(5)		(7)		(9)		(10)		(11)(13)
Leo Bannon	80	%(2)		(4)(5)		(7)		(9)		(10)		(11)

(1)
Effective April 18, 2012, we entered into a new employment agreement with Mr. Mayson which replaced and superseded his May 2010 employment agreement. The above table and footnotes describe the terms and conditions of Mr. Mayson's May 2010 employment agreement, which was effective during fiscal 2012. The primary differences between the terms and provisions of Mr. Mayson's May 2010 agreement and his April 2012 employment agreement are described above.

(2)
The named executive officer will be eligible for an annual discretionary incentive bonus based on attainment of performance objectives. The named executive officer's employment agreement provides for an annual target bonus amount as a percentage of his annual base salary with such target percentage reflected in this column. The actual bonus paid may be more or less than the target amount. It is expected that any bonus payment shall be paid to the named executive officer no later than the 15th day of the third month immediately following the end of the applicable fiscal year. If prior to the end of any fiscal year performance period, the named executive officer's employment is terminated either by us without "cause" or by the named executive officer for "good reason," as defined in his employment agreement, or his employment with us is terminated due to his death or disability, the named executive officer will continue to be eligible to earn a prorated portion of the bonus based on the ratio of the number of days he was employed in the performance period and subject to the Company's attainment of the applicable performance objectives for the performance period.

(3)
The agreements provided for the grant of an annual equity award for fiscal 2011 of a nonstatutory stock option and the grant of a one-time, special public offering nonstatutory stock option to the named executive officers at or shortly before the date of our IPO in July 2010. These options were granted on July 15, 2010, and have a per share exercise price equal to $16.00, the price at which shares were offered to be sold to the public in our IPO, and the fiscal 2011 annual stock options have a July 15, 2010 vesting commencement date. The vesting of these awards are described below in footnotes (1) and (2) to the "Outstanding equity awards at 2012 fiscal year-end" table.

(4)
The named executive officer's vested options will be exercisable, except in the event of the termination of the named executive officer's employment for "cause" or without "good reason" wherein the named executive officer fails to provide written notice to the Company of such termination at least six months prior to the termination date, until the earliest of (i) twelve months following his termination date; or (ii) the scheduled expiration date of the awards; or (iii) the date in which the award is cancelled, and not assumed, pursuant to a change in control or merger or similar transaction involving the Company. Further, in the event the named executive officer terminates his employment without "good reason," as defined in his employment agreement, and his termination date occurs prior to the end of a required six-month notice period, or in the event of the termination of his employment for "cause," as defined in his employment agreement, then his stock option awards shall immediately expire and be forfeited (whether or not vested) as of such termination date.

(5)
Mr. Mayson was also awarded a nonstatutory stock option on July 15, 2010 to purchase 375,000 shares of common stock of the Company, in addition to the awards referenced in this table. This additional option to purchase 375,000 shares has a $16.00 per share exercise price and was awarded to Mr. Mayson in connection with his promotion to President of Consumer Electronics and vests as described in footnote (2) to the "outstanding equity awards at 2012 fiscal year-end" table below. Mr. Bannon was also awarded a nonstatutory stock option on October 24, 2011 to purchase 225,000 shares of common stock of the Company. This option to purchase 225,000 shares has a $10.82 per share exercise price and was awarded to Mr. Bannon in connection with his offer of employment and vests as follows: (i) 1/4 of the option vests on October 24, 2012 and (ii) an additional 1/48 of the option vests per month for each of the 36 months following October 24, 2012, subject to continued service with the Company.

(6)
If Mr. Lewis is no longer serving as our Chief Executive Officer because his employment as Chief Executive Officer, or his employment with the Company, is terminated either by us without "cause" or by Mr. Lewis for "good reason," as defined in his employment agreement, during the time period that commences on the date that is ninety (90) days before a "change in control" and extends through the date that is twenty-four (24) months after a "change in control," as defined in his employment agreement, then Mr. Lewis will receive: (a) a lump-sum cash payment in an amount equal to 400% of Mr. Lewis' annual base salary; (b) Company-paid medical insurance premiums and other benefits being received by Mr. Lewis as of his "qualifying termination date," as defined in his employment agreement, after termination for up to 18 months; and (c) all unvested equity-based compensation awards (excluding any portion of any performance-based vesting awards which are/were forfeited due to failure to achieve the requisite performance objectives) will fully vest as of the later of the "qualifying termination date" or immediately prior to the date of the "change in control." The cash severance shall be fully paid to Mr. Lewis in a single lump sum payment on the 90th day after his termination date. Further, Mr. Lewis' employment agreement states that he will have no obligation to mitigate any post-employment amounts that are owed to him nor will such amounts be subject to offset. We will condition the payment of the severance benefits upon Mr. Lewis providing a release of claims against us, our affiliates and related parties.

(7)
If the named executive officer's employment with the Company is terminated by us without "cause" or by the named executive officer for "good reason," as defined in his employment agreement, during the time period that commences on the date that is ninety (90) days before a change in control and extends through the date that is twenty-four (24) months after a "change in control," as defined in his employment agreement, then the named executive officer will receive: (a) a lump-sum cash payment in an amount equal to 180% of the named executive officer's annual base salary; (b) Company-paid medical insurance premiums being received by the named executive officer as of his "termination date," as defined in his employment agreement, after termination for up to eighteen (18) months; and (c) all unvested equity-based compensation awards (excluding any portion of any performance-based vesting awards which are/were forfeited due to failure to achieve the requisite performance objectives) will fully vest as of the later of the termination date or immediately prior to the date of the "change in control." The cash severance shall be fully paid to the named executive officer in a single lump sum payment on the 90th day after his termination date. For Mr. Mayson, the amount in clause (a) above would have been equal to one hundred percent (100%) of Mr. Mayson's then annual base salary plus either (x) $500,000 if the change in control occurred prior to February 25, 2013, or (y) an additional eighty percent (80%) of his then annual base salary if the change in control occurred after February 24, 2013. We will condition the payment of the severance benefits upon the named executive officer providing a release of claims against us, our affiliates and related parties.

(8)
If Mr. Lewis is no longer serving as our Chief Executive Officer because his employment as Chief Executive Officer, or his employment with the Company, is terminated either by us without "cause" or by Mr. Lewis for "good reason," as defined in his employment agreement, then Mr. Lewis will receive: (a) cash payments in an aggregate amount equal to 200% of Mr. Lewis' then annual base salary, with the first installment of cash severance (in an amount equal to three months of his base salary) being paid on the 90th day after the date of his termination and with the remaining amount of cash severance being paid in monthly pro-rata installments commencing four months after the date of his termination such that the last installment is paid on the second anniversary of his termination date; (b) a prorated portion of his annual discretionary bonus based on the ratio of the number of days he was employed in the performance period and subject to the attainment of the applicable performance objectives for the performance period; (c) Company-paid medical insurance premiums, and all other benefits being provided to him as of his "qualifying termination date," as defined in his employment agreement, after termination for up to 18 months; and (d) all equity-based compensation awards granted during the term of his employment agreement that would have vested (where vesting is based solely on continued employment) may become additionally vested as if his termination date had occurred twenty-four (24) months later. If any portion of such equity-based compensation awards vest on an annual or cliff basis based on continued employment, then the portion of the award that would have vested through the additional twenty-four month period if such award vested on a monthly basis shall also vest and become exercisable. Additionally, Mr. Lewis shall be eligible for a discretionary bonus, as determined by the Board or the compensation committee, for the portion of the fiscal year he served through the date of the termination. Mr. Lewis' discretionary bonuses, if any, shall be paid no later than the 15th day of the third month immediately following the fiscal year in which the termination occurred. Further, Mr. Lewis' employment agreement states that he will have no obligation to mitigate any post-employment amounts that are owed to him nor will such amounts be subject to offset. We will condition the payment of the severance benefits upon Mr. Lewis providing a release of claims against us, our affiliates and related parties.

(9)
If the named executive officer's employment is terminated by us without "cause" or by the named executive officer for "good reason," as defined in the employment agreement, then the named executive officer will receive: (a) cash payments paid over a ten-month period beginning on the 90th day after the named executive officer's termination date with such payments being paid in monthly pro-rata installments in an aggregate amount equal to 100% of the named executive officer's annual base salary in effect on his termination date such that the last installment is paid on the first anniversary of his termination date; (b) a prorated portion of his annual discretionary bonus based on the ratio of the number of days he was employed in the performance period and subject to the attainment of the applicable performance objectives for the performance period; and (c) Company-paid medical insurance premiums after termination for up to 12 months. We will condition the payment of the severance benefits upon the named executive officer providing a release of claims against us, our affiliates and related parties.

(10)
If the named executive officer's employment is terminated due to his death or disability, then the named executive officer will be eligible to receive a prorated portion of his annual discretionary bonus based on the ratio of the number of days he was employed in the performance period and subject to the attainment of the applicable performance objectives for the performance period. Mr. Lewis will additionally be eligible to receive a discretionary bonus, as determined by the board of directors or the compensation committee, for the portion of the fiscal year he served through the date of the termination.

(11)
In the event the named executive officer has received payments that are subject to golden parachute excise taxes, then such payments will be reduced to a level that would not subject the named executive officer to golden parachute excise taxes unless, after comparing the value of the payments on an after-tax basis (including the golden parachute excise tax), the named executive officer would be in a better economic position by receiving all payments. Additionally, Messrs. Lewis and Skarupa received reimbursement of legal fees they incurred in connection with the execution of their May 2010 employment agreements.

(12)
Upon a "change in control," as defined in Mr. Lewis' employment agreement, wherein (a) Mr. Lewis' unvested equity-based compensation awards are not assumed by or substituted into comparable equity incentives of the acquirer in a "change in control," or (b) the acquirer's shares (into which Mr. Lewis' unvested equity-based compensation awards are converted or substituted) are not publicly-traded on an "Established Securities Market," as defined in the employment agreement, then in either case the unvested equity awards (but excluding any portion of any performance-based vesting awards which are/were forfeited due to failure to achieve the requisite performance objectives) that are then outstanding shall become fully vested and exercisable as of immediately before such "change in control." In addition, if, during the term of the agreement, Mr. Lewis is still employed by us as of the consummation of a "change in control" and the acquirer's shares (into which the equity awards have been converted or substituted) are not publicly traded on an "Established Securities Market" at any time after such "change in control," then the unvested equity awards which are then outstanding shall become fully vested and exercisable as of immediately before the date on which the acquirer's shares are no longer so publicly traded.

(13)
In addition to the annual discretionary incentive bonus described in footnote (3) above, Mr. Mayson was also eligible to receive, as originally provided in his February 2010 agreement and replicated in his May 2010 employment agreement, a one-time $200,000 bonus, if during the period from February 25, 2010 through February 24, 2013, trailing twelve month sales from the Consumer Electronics Division exceed $10 million, and an additional one-time $200,000 bonus, if during the period from February 25, 2010 through February 24, 2013, contracted binding orders from the Consumer Electronics Division exceed $10 million, both of which will be paid within 30 days after we have determined that the objective has been satisfied. Pursuant to Mr. Mayson's April 2012 agreement, the time periods for the above described bonuses were extended from February 24, 2013 to March 22, 2013. Mr. Mayson was further eligible to receive, as originally provided in his February 2010 agreement and replicated in his May 2010 employment agreement, a retention bonus in the amount of $500,000 if there is a "change in control," as defined in his employment agreement, during the period from the effective date of the May 2010 agreement through February 24, 2013, which would have been paid on the first anniversary of the change in control, as long as he remained employed through the date of payment. This change in control retention bonus was deleted from his new April 2012 agreement.

 Outstanding equity awards at 2012 fiscal year-end

        The following table shows the number of shares of common stock covered by stock options and also stock units held by the named executive officers as of March 23, 2012.

	Option awards
							Stock awards
			Equity incentive plan awards: number of securities underlying unexercised unearned options (#)
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price	Option expiration date		Number of shares or units of stock that have not vested (#)(10)	Market value of shares or units of stock that have not vested ($)(11)
Michael V. Lewis	—	—	412,500	$16.00	7/14/20	(1)
	296,875	415,625	—	$16.00	7/14/20	(2)
	—	300,000	—	$22.92	6/30/21	(3)
							30,541	$399,476
Andrew A. Skarupa	643,710	—	—	$0.06667	1/10/15	(4)(5)
	—	—	52,500	$16.00	7/14/20	(1)
	65,625	91,875	—	$16.00	7/14/20	(2)
	—	105,000	—	$22.92	6/30/21	(3)
							14,659	$191,740
Joseph Peixoto	442,174	—	—	$1.66667	4/24/16	(5)(6)
	375,000	—	—	$4.66667	9/5/17	(5)(7)
	257,813	117,187	—	$10.00	6/10/19	(5)(8)
	—	—	63,750	$16.00	7/14/20	(1)
	76,562	107,188	—	$16.00	7/14/20	(2)
	—	120,000	—	$22.92	6/30/21	(3)
							21,815	$285,340
Robert Mayson	—	—	30,000	$16.00	7/14/20	(1)
	212,500	297,500	—	$16.00	7/14/20	(2)
	—	105,000	—	$22.92	6/30/21	(3)
							13,089	$171,204
Leo Bannon	—	225,000	—	$10.82	10/23/21	(9)

(1)
These performance-based options were granted under the 2010 Stock Plan on July 15, 2010, with an exercise price equal to the initial offering price of our IPO in July 2010. The vesting commencement date was July 16, 2010 and the options will vest based both on a three year time-based cliff vesting schedule and on relative total stockholder return performance objectives over the three year period commencing with our IPO in July 2010 as measured against a peer group of companies. In addition, these options may also become fully vested and exercisable, excluding any portion which is forfeited due to failure to achieve the requisite performance objectives, in the event of the named executive officer's death, disability, involuntary termination without cause or for good reason or in the event of a "change in control," as defined in the named executive officers' employment agreements and explained further in "Executive employment agreements."

(2)
These time-based options were granted under the 2010 Stock Plan on July 15, 2010, with an exercise price equal to the initial offering price of our IPO in July 2010. The vesting commencement date was July 15, 2010 and the options vest as follows: (i) 1/4 of the option vests on the first anniversary of the vesting commencement date and (ii) an additional 1/48 of the option vests per month for each of the 36 months following the month of the one-year anniversary of the vesting commencement date, subject to continued service with the Company. In addition, these options may also become fully vested and exercisable in the event of a "change in control," as defined in the named executive officers' employment agreements and explained further in "Executive employment agreements." For Mr. Lewis, the vesting of his time-based options may also be accelerated in the event of an involuntary termination of his employment without cause or for good reason as explained further in "Executive employment agreements."

(3)
These time-based options were granted under the 2010 Stock Plan on July 1, 2011. The vesting commencement date was July 1, 2011 and the options vest as follows: (i) 1/4 of the option vests on the first anniversary of the vesting commencement date and (ii) an additional 1/48 of the option vests per month for each of the 36 months following the month of the one-year anniversary of the vesting commencement date, subject to continued service with the Company. In addition, these options may also become fully vested and exercisable in the event of a "change in control," as defined in the named executive officers' employment agreements and explained further in "Executive employment agreements." For Mr. Lewis, the vesting of his time-based options may also be accelerated in the event of an involuntary termination of his employment without cause or for good reason as explained further in "Executive employment agreements."

(4)
This option was granted under the 2004 Plan on January 10, 2005, with an exercise price equal to the fair market value of one of our shares of common stock on the date of grant. The vesting commencement date was January 10, 2005.

(5)
These time-based options vest as follows: (i) 1/4 of the option vests on the first anniversary of the vesting commencement date and (ii) an additional 1/48 of the option vests per month for each of the thirty-six (36) months following the month of the one-year anniversary of the vesting commencement date. In addition, these options may also become fully vested and exercisable in the event of a "company transaction," as defined in the 2004 Plan and explained further in "Long-term equity-based compensation" and "Incentive compensation plans."

(6)
This option was granted under the 2004 Plan on April 24, 2006, with an exercise price equal to the fair market value of one of our shares of common stock on the date of grant. The vesting commencement date was February 1, 2006.

(7)
This option was granted under the 2004 Plan on September 5, 2007, with an exercise price equal to the fair market value of one of our shares of common stock on the date of grant. The vesting commencement date was September 1, 2007.

(8)
This option was granted under the 2004 Plan on June 10, 2009, with an exercise price equal to the fair market value of one of our shares of common stock on the date of grant. The vesting commencement date was May 25, 2009.

(9)
This time-based option was granted under the 2010 Stock Plan on October 24, 2011, with an exercise price equal to the fair market value of one of our shares of common stock on the date of grant. The vesting commencement date was October 24, 2011 and the option vests as follows: (i) 1/4 of the option vests on the first anniversary of the vesting commencement date and (ii) an additional 1/48 of the option vests per month for each of the 36 months following the month of the one-year anniversary of the vesting commencement date, subject to continued service with the Company. In addition, this option may also become fully vested and exercisable in the event of a "change in control," as defined in Mr. Bannon's employment agreement and explained further in "Executive employment agreements."

(10)
These time-based stock units were granted under the 2010 Stock Plan on July 1, 2011. The stock units are subject to vesting over a three-year time period with one-third (1/3) vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments over the remaining two years, in all cases subject to the named executive officer's continued service with the Company and include acceleration of vesting, that is generally as described under "Executive employment agreements".

(11)
The market values of the stock units were calculated using our closing share price of $13.08 on March 23, 2012, the last day of fiscal year 2012.

Option exercises and stock vested—fiscal year 2012

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Michael V. Lewis	—	—	—	—
Andrew A. Skarupa	35,571	$868,306	—	—
Joseph Peixoto	—	—	—	—
Robert Mayson	—	—	—	—
Leo Bannon	—	—	—	—

Pension benefits

        We do not maintain any defined benefit pension plans.

Nonqualified deferred compensation

        We do not maintain any nonqualified deferred compensation plans.

Potential payments upon termination or company transaction

Payments made upon resignation or termination for cause

        If a named executive officer resigns or his employment is terminated by us for cause, the named executive officer will be entitled only to any accrued and unpaid salary and vested benefits and no severance.

Payments made upon involuntary termination by the Company without cause or for good reason by executive, or company transaction

        If a named executive officer who is party to an employment agreement is involuntarily terminated either without cause by us (or by the executive due to a specified good reason), generally the named executive officer will be entitled to a cash payment based on a percentage of his base salary and/or accelerated vesting of at least a portion of his unvested stock options as described above in the "Executive employment agreements" section.

        For purposes of these events, the following definitions are generally applicable:

        "Company transaction" means:

  •
  a merger or consolidation of the Company with or into another company or entity who is not an affiliate of ours; or

  •
  the acquisition of at least 80% of our voting securities by any person other than an affiliate of ours that holds our equity securities; or

  •
  the sale or conveyance of all or substantially all of the Company assets to a person who is not an affiliate of ours.

        "Change in control" means:

  •
  a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with or into another unrelated entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

  •
  the acquisition of at least 50% of our voting securities by any person other than an affiliate of ours that holds our equity securities; or

  •
  the sale or disposition of all or substantially all of the Company's assets.

        "Cause" as defined in the 2004 Plan, generally means any of the following acts committed by the executive:

  •
  dishonesty;

  •
  fraud;

  •
  serious willful misconduct;

  •
  unauthorized use or disclosure of confidential information or trade secrets; or

  •
  conviction or confession of a felony.

        "Cause" as defined in the 2010 Stock Plan generally means the above Cause items described under the 2004 Plan plus it includes any other act or omission by a participant that could reasonably be expected to adversely affect the Company's or a subsidiary's or an affiliate's business, financial condition, prospects and/or reputation.

        "Cause" as defined in the named executive officer employment generally means any of the following acts committed by the executive:

  •
  commission of fraud;

  •
  willful misconduct;

  •
  material violation of Company policies or practices;

  •
  use or disclosure of Confidential Information (as defined in the employment agreement) that is unauthorized by the employment agreement; or performance of any act or omission which, if the named executive officer were prosecuted, would constitute a felony, in each case as determined by the Board (or a committee of members of the Board) whose determination shall be conclusive and binding.

        "Disability" means any medically-determined incapacity due to physical or mental illness which makes the named executive officer unable to perform substantially the duties pertaining to his employment with or without reasonable accommodation for a period of six (6) consecutive months.

        Termination by a named executive officer for "good reason" under their employment agreements generally means any of the following:

  •
  a material diminution in base salary;

  •
  a material diminution in authority, duties, reporting or responsibilities;

  •
  a material change in the geographic location at which the named executive officer must perform services to the Company, which shall be defined to be a relocation of the principal workplace to a new location that is more than thirty miles away; or

  •
  a material breach by the Company of the named executive officer's employment agreement.

        Termination by a named executive officer for "good reason" also requires that the named executive officer provide written notice to the Company describing the existence of any "good reason" condition(s) within ninety (90) days of the date of the initial existence of the condition(s). Upon the Company's receipt of such timely written notice, the Company then has thirty (30) days during which it may cure or remedy the condition(s). If the Company does cure or remedy the condition(s) during the thirty (30) day period then "good reason" will be deemed to have not occurred with respect to such condition(s). If the Company does not cure or remedy the condition(s) during the thirty (30) day period, then the named executive officer's employment with the Company will be terminated for "good reason" as of the day following the expiration of the thirty (30) day cure/remedy period.

Hypothetical potential payment estimates

        The table below provides estimates for compensation payable to each named executive officer under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. The amounts shown in the table are estimates and assume the hypothetical involuntary termination or change in control occurred on March 23, 2012, the last day of fiscal 2012, applying the provisions of the agreements that were in effect as of such date. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may differ.

        For purposes of the hypothetical payment estimates shown in the below table, some of the important assumptions were:

  •
  Executive's rate of base salary as of March 23, 2012;

  •
  Cash out of all stock options (whose vesting is accelerated) at their then intrinsic value;

  •
  Acceleration (and/or partial acceleration, as applicable) of vesting of outstanding stock units and cash out of these stock units at their then intrinsic value;

  •
  Cash severance as provided under the executive's employment agreement in effect as of March 23, 2012;

  •
  Company transaction/change in control occurring on March 23, 2012;

  •
  Termination of executive's employment occurring on March 23, 2012;

  •
  March 23, 2012 share price of $13.08; and

  •
  The executives' employment agreements that were in effect as of March 23, 2012 were utilized.

        Each of the columns in the table below show the total hypothetical payment estimate upon a specified event and the amounts in the columns should not be aggregated across the table.

	Change in control		Involuntary termination (without cause or resignation by executive for good reason)	Involuntary termination (without cause or resignation by executive for good reason) during a Change in Control Period (1)
Michael V. Lewis
Base salary continuation(2)	—		$1,400,000	$2,800,000
Continuation of health insurance benefits(3)	—		$10,481	$10,481
Acceleration of vesting of time-based stock options(4)	—		—	—
Acceleration of vesting of performance-based stock option(6)	—		—	—
Acceleration of vesting of stock units(4)(9)	—		$332,899	$399,476
Total	—		$1,773,111	$3,209,957	(7)
Andrew A. Skarupa
Base salary continuation(2)	—		$420,000	$756,000
Continuation of health insurance benefits(3)	—		$21,315	$31,973
Acceleration of vesting of time-based stock options(5)	—		—	—
Acceleration of vesting of performance-based stock option(6)	—		—	—
Acceleration of vesting of stock units(9)	—		—	$191,740
Total	—		$441,315	$979,713	(7)
Joseph Peixoto
Base salary continuation(2)	—		$625,000	$1,125,000
Continuation of health insurance benefits(3)	—		$21,315	$31,973
Acceleration of vesting of time-based stock options(5)	—		—	$360,936
Acceleration of vesting of performance-based stock option(6)	—		—	—
Acceleration of vesting of stock units(9)	—		—	$285,340
Total	—		$646,315	$1,803,249	(7)
Robert Mayson
Base salary continuation(2)	—		$400,000	$400,000
Change in control bonus	$500,000	(8)	—	$500,000
Continuation of health insurance benefits(3)	—		$14,175	$21,262
Acceleration of vesting of time-based stock options(5)	—		—	—
Acceleration of vesting of performance-based stock option(6)	—		—	—
Acceleration of vesting of stock units(9)	—		—	$171,204
Total	$500,000		$414,175	$1,092,466	(7)
Leo Bannon
Base salary continuation(2)	—		$420,000	$756,000
Continuation of health insurance benefits(3)	—		$21,315	$31,973
Acceleration of vesting of time-based stock options(5)	—		—	$508,500
Acceleration of vesting of performance-based stock option	—		—	—
Acceleration of vesting of stock units	—		—	—
Total	—		$441,315	$1,296,473	(7)

(1)
The Change in Control Period is the time period that commences on the date that is ninety (90) days before a change in control and extends through the date that is twenty-four (24) months after a change in control.

(2)
If Mr. Lewis was no longer serving as our Chief Executive Officer because his employment as Chief Executive Officer, or his employment with the Company, was terminated either by us without cause or by Mr. Lewis for good reason, he would have received cash severance payments in an aggregate amount equal to 200% of his then annual base salary and a pro-rated cash performance bonus and be eligible for a discretionary bonus for the portion of the year served through his termination date if such termination occurred outside of a Change in Control Period or a cash severance payment in an amount equal to 400% of his then annual base salary if such termination occurred during a Change in Control Period. If the employment of a named executive officer, other than Mr. Lewis, was terminated either by us without cause or by the named executive for good reason, he would have received cash severance payments in an aggregate amount equal to 100% of his then annual base salary and a pro-rated cash performance bonus if such termination occurred outside of a Change in Control Period or a cash severance payment in an amount equal to 180% of his then annual base salary if such termination occurred during a Change in Control Period. For Mr. Mayson, he would have received a cash severance payment(s) in an amount equal to 100% of his then annual base salary whether such termination occurred outside of or during a Change in Control Period. For purposes of this table, it was assumed that because the named executive officer was employed on the last day of the fiscal year, that he had earned (and would be paid) his annual performance bonus under the 2010 MIP and therefore was not eligible and would not receive a pro-rated performance bonus as a severance payment. It was also assumed that Mr. Lewis was not awarded an additional discretionary bonus if he was no longer serving as our Chief Executive Officer because his employment as Chief Executive Officer, or his employment with the Company, was terminated either by us without cause or by Mr. Lewis for good reason outside of a Change in Control Period.

(3)
If Mr. Lewis was no longer serving as our Chief Executive Officer because his employment as Chief Executive Officer, or his employment with the Company, was terminated either by us without cause or by Mr. Lewis for good reason, he would have received Company-paid medical insurance premiums after termination for up to 18 months, whether such termination occurred outside of or during a Change in Control Period. If the employment of a named executive officer, other than Mr. Lewis, was terminated either by us without cause or by the named executive for good reason, he would have received Company-paid medical insurance premiums after termination for up to 18 months if such termination occurred during a Change in Control Period or for up to 12 months if such termination occurred outside of a Change in Control Period.

(4)
If Mr. Lewis was no longer serving as our Chief Executive Officer because his employment as Chief Executive Officer, or his employment with the Company, was terminated either by us without cause or by Mr. Lewis for good reason, and such termination occurred outside of a Change in Control Period, all of his equity-based compensation awards granted during the term of his employment agreement that would have vested (where vesting is based solely on continued employment) would have become additionally vested as if his termination date had occurred twenty-four (24) months later. If such termination or event occurred during a Change in Control Period, all of his unvested equity-based compensation awards (excluding any portion of any performance-based vesting awards which are/were forfeited due to failure to achieve the requisite performance objectives) would have fully vested as of the later of the "qualifying termination date" or immediately prior to the date of the change in control. The per share exercise price of each of the outstanding options with unvested shares as of March 23, 2012 was greater than the Company's March 23, 2012 share price and therefore the acceleration creates no monetary value for purposes of this table for the acceleration of stock option awards.

(5)
If the employment of the named executive officer was terminated either by us without cause or by the named executive for good reason, and such termination occurred during a Change in Control Period, all of his unvested equity-based compensation awards (excluding any portion of any performance-based vesting awards which are/were forfeited due to failure to achieve the requisite performance objectives) would have fully vested as of the later of the termination date or immediately prior to the date of the change in control. The per share exercise price of each of the outstanding options with unvested shares as of March 23, 2012 (other than the stock option granted to Mr. Peixoto on June 10, 2009 and the stock option granted to Mr. Bannon on October 24, 2011) was greater than the Company's March 23, 2012 share price and therefore the acceleration creates no monetary value for purposes of this table for the acceleration of stock option awards. The accelerated stock units award value is calculated by multiplying the number of accelerated shares by the closing market price of our stock on March 23, 2012 of $13.08.

(6)
If the vesting of any shares subject to the named executive officer's performance-based stock option had accelerated, such acceleration would not have created any intrinsic value for purposes of this table.

(7)
In the event the named executive officer had received payments that were subject to golden parachute excise taxes, then such payments would have been reduced to a level that would not subject the named executive officer to golden parachute excise taxes unless, after comparing the value of the payments on an after-tax basis (including the golden parachute excise tax), the named executive officer would have been in a better economic position by receiving all payments. For purposes of showing the potential payment amounts before any possible reduction due to excise taxes, the numbers reflected in this column assume that there was no reduction.

(8)
The $500,000 change in control retention bonus was to be paid on the first anniversary of the change in control. In order to receive this bonus, Mr. Mayson was required to remain continuously employed with the Company through the date of payment.

(9)
The accelerated stock units award value is calculated by multiplying the number of accelerated shares by the closing market price of our stock on March 23, 2012 of $13.08.

Incentive compensation plans

        The Company currently maintains three equity compensation plans: the 2004 Plan, the 2010 Stock Plan and the 2011 Employee Stock Purchase Plan, and also a performance-based bonus compensation program named the 2010 Management Incentive Plan.

2004 Stock Incentive Plan

        The 2004 Plan terminated with respect to issuing new awards on July 21, 2010, the closing date of our IPO, although previously issued and outstanding 2004 Plan awards will continue to be outstanding and governed by the terms of the 2004 Plan and the applicable award agreement.

        The 2004 Plan is currently administered by the compensation committee, which has the authority, among other things, to:

  •
  determine eligibility to receive awards;

  •
  determine the types and number of shares of stock subject to awards;

  •
  determine the terms and conditions of awards;

  •
  delegate administrative duties; and

  •
  construe and interpret the terms of the plan, award agreements, and other related documents.

        The 2004 Plan provided for the grant of awards to our employees, non-employee directors, consultants, agents, advisors, or independent contractors or those of our affiliates. The 2004 Plan provided for grants in the form of stock options (which could be either incentive stock options or nonqualified stock options), stock appreciation rights, stock, restricted stock, stock units and/or other cash-based awards or other incentives payable in cash or in shares.

        A stock option gives the participant the right to buy a specified number of shares of our common stock for a fixed price during a fixed period of time. While incentive stock options were to be granted only to employees, the 2004 Plan provided that nonstatutory stock options or restricted stock purchase rights were allowed to be granted to any eligible participant. The option exercise price of all stock options granted under the 2004 Plan was determined by the Board, except that the 2004 Plan prohibited any stock option grant at a price that was less than 85% of the fair market value of the stock on the date of grant and any incentive stock option grant at a price that was less than 100% of the fair market value of the stock on the date of grant. Stock options may be exercised as determined by the Board or compensation committee, but in no event after the tenth anniversary of the date of grant. The stock option grant agreements generally provide for some or all of the unvested options to vest immediately when certain events occur, including a company transaction. Unvested stock options are subject to forfeiture for non-qualifying terminations of employment.

        As of June 1, 2012, 3,882,989 shares have been issued under the 2004 Plan and there were 3,156,397 shares subject to outstanding stock options granted under the 2004 Plan. If any of such outstanding stock options are forfeited or canceled without being exercised then the shares underlying such options will not become available for issuance.

2010 Stock Incentive Plan

        In April 2010, our Board unanimously adopted the RealD Inc. 2010 Stock Incentive Plan, or the 2010 Stock Plan and in June 2010 our stockholders approved the 2010 Stock Plan. The 2010 Stock Plan replaced the 2004 Plan for all equity-based compensation awards to the named executive officers and other employees. Unless terminated earlier, the 2010 Stock Plan will terminate on April 8, 2020.

        The 2010 Stock Plan is currently administered by the compensation committee of our Board, which has the authority, among other things, to:

  •
  determine eligibility to receive awards;

  •
  determine the types and number of shares of stock subject to awards;

  •
  determine the price and terms of awards and the acceleration or waiver of any vesting;

  •
  determine performance goals or forfeiture restrictions and other terms and conditions; and

  •
  construe and interpret the terms of the plan, award agreements and other related documents.

        Any of our employees, directors, non-employee directors and consultants, as determined by the compensation committee, may be selected to participate in the 2010 Stock Plan. We may award these individuals with one or more of the following types of awards and all awards will be evidenced by an executed agreement between us and the grantee:

  •
  stock options;

  •
  stock appreciation rights;

  •
  restricted stock awards; or

  •
  stock units.

        Stock options may be granted under the 2010 Stock Plan, including incentive stock options, as defined under Section 422 of the Code, and nonstatutory stock options. A stock option gives the participant the right to buy a specified number of shares of our common stock for a fixed price during a fixed period of time. The exercise price of all stock options granted under the 2010 Stock Plan will be determined by the compensation committee except that all options must have an exercise price that is not less than 100% of the fair market value of the underlying shares on the date of grant. The compensation committee may, in its discretion, subsequently reduce the exercise price of an option to the then-fair market value of the underlying shares as of the date of such price reduction. Stock options may be exercised as determined by the compensation committee, but in no event after the tenth anniversary of the date of grant.

        Stock appreciation rights entitle a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the stock appreciation right over the exercise price of the stock appreciation rights. We may pay that amount in cash, in shares of our common stock, or in a combination of both. The exercise price of all stock appreciation rights granted under the 2010 Stock Plan will be determined by the compensation committee, except that all stock appreciation rights must have an exercise price that is not less than 100% of the fair market value of the underlying shares on the date of grant. The compensation committee may, in its discretion, subsequently reduce the exercise price of a stock appreciation right to the then-fair market value of the underlying shares as of the date of such price reduction.

        A restricted stock award is the grant of shares of our common stock at a price determined by the compensation committee (including zero), and which may be subject to a substantial risk of forfeiture until specific conditions or goals are met. Conditions may be based on continuing employment or achieving performance goals. During the period of vesting, participants holding shares of restricted stock generally will have full voting and dividend rights with respect to such shares.

        A stock unit is a bookkeeping entry that represents the equivalent of a share of our common stock. A stock unit is similar to a restricted stock award except that participants holding stock units do not have any stockholder rights until the stock unit is settled with shares. Stock units represent an unfunded and unsecured obligation for us and a holder of a stock unit has no rights other than those of a general creditor.

        Subject to certain adjustments in the event of a change in capitalization or similar transaction, as of the April 2010 adoption of the 2010 Stock Plan we could issue a maximum of 3,750,000 shares of our common stock under the 2010 Stock Plan. Similarly, subject to certain adjustments in the event of a change in capitalization or similar transaction, the maximum aggregate number of shares that may be issued in connection with any type of award, including incentive stock options, under the 2010 Stock Plan was 3,750,000 shares. Additionally, the maximum number of shares available for issuance under the 2010 Stock Plan and that may be issued in connection with any type of award, including incentive stock options, under the 2010 Stock Plan automatically increases, without the need for further approval by our stockholders, each January 1st through and including January 1, 2020, by a number of shares equal to the lesser of (i) 4% of the number of shares issued and outstanding on the immediately preceding December 31 or (ii) 3,000,000 shares or (iii) an amount determined by our Board. Shares subject to awards that expire or are canceled will again become available for issuance under the 2010 Stock Plan.

        Effective as of January 1, 2012, our Board authorized an additional 2,178,750 shares that could be issued under the 2010 Stock Plan so that a new maximum total of 7,879,150 shares can be issued under the 2010 Stock Plan. As of June 1, 2012, 867,613 shares remained available for issuance under the 2010 Stock Plan and there were 7,011,537 shares subject to outstanding stock options and stock units granted under the 2010 Stock Plan.

        To the extent that an award is intended to qualify as performance-based compensation under Section 162(m) of the Code, then the maximum number of shares of common stock issuable in the form of each type of award under the 2010 Stock Plan to any one participant during a fiscal year shall not exceed 3,000,000 shares, in each case with such limit increased to 6,000,000 shares for grants occurring in a participant's year of hire. Additionally, no participant shall receive in excess of the aggregate amount of 3,000,000 shares pursuant to all awards issued under the 2010 Stock Plan during any fiscal year, with such aggregate limit increased to 6,000,000 shares for awards occurring in a participant's fiscal year of hire or during the first fiscal year that a participant becomes a covered employee whose compensation is subject to the tax deduction limits of Section 162(m) of the Code.

        The 2010 Stock Plan provides that in the event there is a change in control and the applicable agreement of merger or reorganization provides for assumption or continuation of the awards, no acceleration of vesting shall occur. In the event that a change in control occurs with respect to us and there is no assumption or continuation of awards, all outstanding awards under the 2010 Stock Plan shall vest and become exercisable as of immediately before such change in control. The term "change in control" under the 2010 Stock Plan is generally defined to include: (i) a merger or consolidation of the Company with or into another unrelated entity, (ii) the acquisition, pursuant to a statutory stock exchange, of at least 80% of our voting securities, (iii) the sale of all or substantially all of our assets or (iv) certain changes in the majority of our Board members during any 24-month consecutive period.

        The 2010 Stock Plan provides our non-employee directors with the ability to receive restricted stock grants or stock units under the 2010 Stock Plan in lieu of their annual cash retainer which is provided to them under our annual non-employee directors' compensation program, as described further in "Compensation of directors."

        Under the 2010 Stock Plan, we may cause the cancellation of any award, request reimbursement of any award by a participant and effect any other right of recoupment of equity or other compensation provided under the 2010 Stock Plan in accordance with our policies and/or applicable law. In addition, a participant in the 2010 Stock Plan may be required to repay us certain previously paid compensation, whether provided under the 2010 Stock Plan or an award agreement under the 2010 Stock Plan, in accordance with any recoupment policy of the Company.

        The Board may terminate, amend or modify the 2010 Stock Plan at any time; however, stockholder approval will be obtained for any amendment to the extent necessary to comply with any applicable law, regulation or stock exchange rule.

2010 Management Incentive Plan

        In June 2010, our Board unanimously approved a 2010 performance-based bonus compensation program in which our named executive officers are eligible to participate. This bonus plan is named the RealD Inc. 2010 Management Incentive Plan, or the 2010 MIP. The 2010 MIP is intended to be exempt from the compensation deduction limitations imposed by Code Section 162(m) until the first meeting of our stockholders in which our Board members are elected after the end of calendar year 2013. Our Board may amend or terminate the 2010 MIP at any time provided that any such amendment or termination will not adversely affect any outstanding bonus opportunity without the participant's written consent.

        The compensation committee administers the 2010 MIP. Guidelines, procedures and mechanics of the plan's administration may be promulgated by resolutions of the committee. Under the 2010 MIP, the compensation committee, in its discretion, shall:

  •
  select the participants who will be eligible to earn a bonus under this plan;

  •
  determine the bonus amounts and targets;

  •
  establish any performance goals with respect to a bonus along with any associated performance period(s); and

  •
  prescribe all other terms and conditions of a participant's bonus opportunity.

        Any employee who is an officer of ours within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, will be eligible to be selected to participate in the 2010 MIP.

        Bonus amounts that have been earned will be paid in cash to a participant on any date designated by the compensation committee that occurs during the 2 1/2 month period immediately following the end of the performance period in which the applicable bonus amount was earned or upon an earlier change in control if such earlier-in-time payment would not cause the imposition of taxes under Code Section 409A. No one participant may receive bonus payments under the 2010 MIP that in the aggregate exceed $5 million in any fiscal year.

        On and after the date, if any, that compensation paid under the 2010 MIP is subject to the compensation deduction limits imposed by Code Section 162(m), then any bonuses that are intended to qualify as performance-based compensation under Code Section 162(m) shall be administered by the compensation committee to comply with the applicable requirements of Code Section 162(m).

        Under the 2010 MIP, we may cause the cancellation of any bonus, request reimbursement of any bonus by a participant and effect any other right of recoupment of equity or other compensation provided under the 2010 MIP in accordance with our policies and/or applicable law. In addition, a participant in the 2010 MIP may be required to repay us certain previously paid compensation, whether provided under the 2010 MIP or a bonus under the 2010 MIP, in accordance with any recoupment policy of ours.

2011 Employee Stock Purchase Plan

        In June 2011, our Board unanimously adopted the RealD Inc. 2011 Employee Stock Purchase Plan, or the ESPP, and in July 2011 our stockholders approved the ESPP.

        Under the ESPP, our employees, including our named executive officers, have an opportunity to acquire our common shares at a specified discount from the fair market value as permitted by Section 423 of the Code. The compensation committee will administer the ESPP and the board of directors may amend or terminate the ESPP subject to obtaining any required stockholder approval. The compensation committee has approved utilizing six month offering periods and a purchase price discount of 15% from the lower of the fair market value of a common shares on the offering date or the purchase date but the compensation committee retains the discretion to alter these terms. The ESPP is intended to comply with the requirements of Section 423 of the Code. As required by Section 423 of the Code, participants in the ESPP will generally all have the same rights and privileges.

        We authorized and reserved a total of 500,000 shares of our common stock for issuance under the ESPP. We will make appropriate adjustments to the number of authorized shares and to outstanding purchase rights to prevent dilution or enlargement of participants' rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights which expire or are canceled will again become available for issuance under the ESPP. As of June 1, 2012, 459,618 shares remained available for issuance under the ESPP.

        The board of directors may terminate, amend or extend the ESPP at any time; however, stockholder approval will be obtained for any amendment to the extent necessary to comply with any applicable law, regulation or stock exchange rule. Unless terminated earlier, the ESPP will terminate on September 30, 2031.

401(k) plan

        The 401(k) retirement savings plan is a defined contribution plan established in accordance with Section 401(a) of the Code. Employees may elect to defer between 1% and 100% of their eligible compensation into the plan on a pre-tax basis, up to annual limits prescribed by the Internal Revenue Service and we make an employer matching contribution to the plan in the amount of up to 100% of the first 4% of eligible compensation that employees defer each year. In general, eligible compensation for purposes of the 401(k) retirement savings plan includes an employee's wages, salaries, fees for professional services and other amounts received for personal services actually rendered in the course of employment with us to the extent the amounts are includible in gross income, and subject to certain adjustments and exclusions required under the Code.

Compensation of directors

        Prior to our IPO in July 2010, we generally did not provide any cash or equity compensation to our non-employee directors or grant any stock awards to our non-employee directors. While we previously on occasion granted stock options to our non-employee directors in connection with their services, prior to our IPO we did not have a formal policy in place with respect to such awards.

        Directors who are also one of our employees, such as Mr. Lewis, do not and will not receive any compensation for their services as our directors while they are also serving as an employee. Directors have been and will continue to be reimbursed for travel and other expenses directly related to activities as directors. Directors are also entitled to the protection provided by the indemnification provisions in our current certificate of incorporation and bylaws, and indemnification agreements.

        In April 2010, our board of directors unanimously adopted a compensation program for non-employee directors in connection with our IPO and effective as of April 1, 2010. In May 2010, our board of directors amended the non-employee directors' compensation program to include that a newly-elected director will also receive a special one-time cash payment and stock units award in addition to the annual retainer, as further described below, to assist in attracting new non-employee directors to the board. In October 2010, our board of directors appointed Mr. Biondi to serve as the lead independent director of our board of directors until his successor has been duly appointed and qualified or until his earlier resignation or removal. The lead director will (i) preside at executive sessions of the non-management and/or independent directors, (ii) preside at meetings of the board of directors in the absence of the chairperson of our board of directors, (iii) review agendas for board of directors meetings and (iv) assume such other functions as the board of directors may deem appropriate.

        The following table presents our non-employee director compensation program for fiscal 2012.

Elements:	Cash retainer/fees	Annual restricted stock units award
Annual retainer	$30,000	$120,000
Newly-elected director one-time payment	$25,000	$25,000
Chairman and Lead Independent Director	$25,000	—
Audit committee chair	$15,000	—
Compensation committee chair	$10,000	—
Nominating and governance committee chair	$ 7,500	—
Attendance at meetings:
In-person meeting—in-person attendance	$1,500 per meeting	—
In-person meeting—telephonic attendance	$1,000 per meeting	—
Telephonic meeting	$1,500 per meeting	—
Telephonic meeting (lasting less than 30 minutes)	$1,000 per meeting	—

        Continuing directors were provided an annual stock units award in addition to a cash retainer to encourage directors to have a direct and material investment in our common stock. This stock units award vests at the rate of 1/12 per month on the first day of each of the 12 months following the month of the grant date, subject to continued service on our Board. This annual stock units award will be pro-rated for service if a director joins mid-year, which is measured from annual stockholder meeting to annual stockholder meeting. For fiscal 2012, the annual stock units award was granted on July 29, 2011 (which was the date of our annual meeting of stockholders) when our share price was $15.48 and the award covered 7,751 shares.

        Shares underlying stock units awards, including any accumulated dividends, will be distributed, become salable and create taxable income at the sooner to occur of five years from the date of grant, separation from the Board, or a change in control, as defined in the stock units agreement. In addition, the vesting of a director's stock unit award(s) will fully accelerate upon the earlier to occur of a change in control (as defined in the stock units agreement) or termination of the director's service because of death or disability (as defined in the stock units agreement).

        Continuing directors are also provided an annual cash retainer that is paid in equal installments on a quarterly basis for each of our non-employee directors. Each director may also defer payment of all or a portion, in an amount equal to at least 50% of his or her annual cash retainer fee, into a stock unit account. The election must be made prior to the beginning of the annual board of directors cycle, which the Board has decided shall be each July 1 and such election may need to be made earlier as necessary to comply with Section 409A of the Code. The Board retains the ability to change this cycle under the 2010 Stock Plan. The number of stock units to be credited to each director's account is determined based on dividing the dollar amount of the deferred compensation by the closing price of a share of our common stock on the date of grant of the stock unit award.

        In addition to the annual stock units award and cash retainer referenced in the above table, a newly elected director will also receive a one-time cash payment equal to $25,000 and a special one-time stock units award, valued at $25,000, in connection with his or her commencement of service on the Board. The one-time stock units award has similar terms to those of the annual stock units award except that it will vest at the rate of 1/24 per month on the first day of each of the 24 months following the month of the grant date, subject to continued service on the Board. In addition, the vesting of a newly elected director's one-time stock unit award will fully accelerate upon the earlier to occur of a change in control (as defined in the stock units agreement) or termination of the director's service because of death or disability (as defined in the stock unit agreement). The special one-time $25,000 cash payment, like the annual cash retainer, may be deferred, in an amount equal to at least 50% of the director's special one-time cash payment, into a stock unit account. For fiscal 2012, the one-time stock units award was granted to Mr. Habiger (covering 1,615 shares which was granted on his election to the board on July 29, 2011 when our share price was $15.48).

        In order to promote long-term alignment of directors and stockholder interests, we require a five-year holding period for each of the stock unit grants and we also maintain stock ownership guidelines for our non-employee directors. These guidelines currently require that the directors own common stock with a value that equals or exceeds five times their annual cash retainer (excluding the cash retainers received, if any, for serving on any of our committees and excluding meeting fees). The shares underlying a director's stock units (both vested and unvested) count towards the stock ownership requirement, but shares underlying unexercised stock options (if any) do not count towards this requirement. Until the stock ownership guidelines are satisfied, all net after-tax profit shares must be held after stock units are settled with shares or after exercise of stock options. This mandatory share retention requirement is released during any time period that the director has satisfied the stock ownership guidelines.

Director compensation—fiscal year 2012

Name	Fees earned or paid in cash		Stock Awards(1)	All Other Compensation		Total
Frank Biondi	$105,750		$119,985	—		$225,735
James Cameron	$31,000		$119,985	—		$150,985
Richard L. Grand-Jean	$71,500		$119,985	—		$191,485
Joshua Greer(2)	$75,921	(3)	$119,985	$472,818	(4)	$668,724
Dave Habiger(5)	$54,218		$144,986	—		$199,204
P. Gordon Hodge	$76,000		$119,985	—		$195,985
Sherry Lansing	$42,500		$119,985	—		$162,485
Stephen Royer(6)	$13,864		—	—		$13,864

(1)
Represents the total grant date fair value, as determined under FASB ASC Topic 718, Stock Compensation, of all stock units granted to the director during fiscal 2012. For those directors who received a stock units grant, this column reflects a July 29, 2011 grant of 7,751 stock units when the fair market value of a share of our common stock was $15.48. Mr. Habiger also received an additional stock units grant on July 29, 2011 covering 1,615 shares. Assumptions used to calculate the fair market value of a common share for these awards are included in Note 9, "Share-based compensation," to our consolidated financial statements for the year ended March 23, 2012, which are included in our Form 10-K that was filed with the SEC on May 31, 2012.

(2)
Mr. Greer served as an executive officer of the Company until his resignation of employment effective July 15, 2011. After his termination of employment, Mr. Greer has continued to provide consulting services to us as a strategic and technology advisor. On May 19, 2011, the Company and

  Mr. Greer entered into a Separation Agreement and General Release of Claims (the "Separation Agreement"). Pursuant to the terms of the Separation Agreement, Mr. Greer became eligible to receive the following separation benefits: (i) cash severance of $450,000 paid in ten equal installments, with the first such installment paid on the 90th day after July 15, 2011; (ii) reimbursement from the Company for insurance coverage under COBRA for 18 months following July 15, 2011 or such earlier time as Mr. Greer becomes eligible for insurance through another employer; (iii) a pro-rated cash Performance Bonus for fiscal year 2012 (which was to be paid no later than June 15, 2012), in an amount equal to 24% of Mr. Greer's annual base salary, computed assuming that Mr. Greer would have remained as President of the Company through the end of fiscal year 2012; and (iv) acceleration of a time-based vesting stock option for 105,000 shares granted to Mr. Greer on July 15, 2010 and such accelerated stock options shall remain exercisable for 6 months following the end of the term of the consulting agreement Mr. Greer and the Company entered into pursuant to the Separation Agreement. The Separation Agreement contained a general release by Mr. Greer of all claims against the Company and its affiliates and representatives. Pursuant to the Separation Agreement, the Company and Mr. Greer entered into a Consulting Agreement pursuant to which Mr. Greer would be paid $275,000 per year commencing as of July 16, 2011. The Consulting Agreement expires on July 16, 2012 unless terminated earlier pursuant to its terms. On July 1, 2011, Mr. Greer also received a grant of 15,706 stock units (which had a grant date value of approximately $360,000 based on our closing price of $22.92 on the date of grant) as partial payment for the fiscal 2011 annual performance bonus in connection with his services as an executive officer during fiscal 2011.

(3)
This amount represents payments of $23,859 for fees paid for service on the board of directors and $52,062 for payments of salary earned while employed in fiscal 2012.

(4)
This amount represents payments of $225,000 for severance, $13,776 for paid COBRA benefits, and $126,042 for consulting fees, all pursuant to the arrangements described in footnote (2) above.

(5)
Mr. Habiger was initially elected to our Board at the 2011 annual stockholders meeting held on July 29, 2011. Effective as of May 29, 2012, we entered into a consulting agreement with DCH Consultants LLC ("DHC"), an entity controlled by Mr. Habiger, pursuant to which DHC will provide consulting services to us for four months for a compensation to DHC of $20,000 per month and an option to extend the agreement for an addition two months. These figures are not reflected here, but should be reflected in the director compensation table for fiscal year 2013 in next year's proxy statement.

(6)
Mr. Royer voluntarily departed from our Board as of the 2011 annual stockholders meeting held on July 29, 2011.

        As of March 23, 2012, our current non-employee directors, and our former non-employee director who served on our Board in fiscal 2012, held the following number of outstanding stock units and stock options:

Name	Vested Stock Options	Vested Stock Units	Restricted Stock Units
Frank Biondi	—	13,316	16,813
James Cameron	—	13,316	16,813
Richard L. Grand Jean	—	13,316	16,813
Joshua Greer	105,000	4,515	23,457
Dave Habiger	—	4,986	9,366
P. Gordon Hodge	—	13,316	16,813
Sherry Lansing	—	13,316	16,813
Stephen Royer	—	8,801	9,062

        In May 2012, the Board approved changes to the non-employee director compensation program for fiscal 2013 and the revised program is shown in the below table.

Elements:	Cash retainer/fees	Annual restricted stock units award
Annual retainer	$35,000	$135,000
Newly-elected director one-time payment	—	$50,000
Chairman and Lead Independent Director	$25,000	—
Audit committee chair	$15,000	—
Compensation committee chair	$10,000	—
Nominating and governance committee chair	$ 7,500	—
Attendance at meetings:
In-person meeting—in-person attendance	$1,500 per meeting	—
In-person meeting—telephonic attendance	$1,000 per meeting	—
Telephonic meeting	$1,500 per meeting	—
Telephonic meeting (lasting less than 30 minutes)	$1,000 per meeting	—

 COMPENSATION COMMITTEE REPORT

        The following report has been submitted by the compensation committee of the Board:

        The compensation committee of the Board has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in our definitive proxy statement on Schedule 14A for our 2012 Annual Meeting, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended March 23, 2012, each as filed with the Securities and Exchange Commission.

        The foregoing report was submitted by the compensation committee of the Board and shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Frank J. Biondi, Chair David Habiger Sherry Lansing

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013

        The Board of Directors, upon recommendation of the audit committee, has reappointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 22, 2013, subject to ratification by our stockholders.

        Ernst & Young LLP has served as our auditor since 2007. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

        Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirements. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance.

        If the stockholders fail to ratify the selection of our independent registered accounting firm, the audit committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders' best interests.

        All fees billed to us by Ernst & Young LLP were pre-approved by the audit committee. Fees billed to us by Ernst & Young LLP during fiscal years 2011 and 2012 were as follows:

Services	Fiscal 2011	Fiscal 2012
Audit Fees	$2,083,582	$1,061,689
Audit-Related Fees	$91,600	—
Tax Fees	$1,299,997	$898,282
All Other Fees	$2,000	$2,000

Total	$3,477,179	$1,961,971

  •
  Audit Fees:  Audit fees for fiscal 2011 and 2012 were for professional services rendered in connection with audits of our consolidated financial statements, statutory audits of our subsidiary companies, quarterly reviews and assistance with documents that we filed with the Securities and Exchange Commission (including our Forms S-1, S-8, 10-Q, 10-K and 8-K).

  •
  Audit-Related Fees:  Audit-related fees for 2011 and 2012 were for professional services rendered in connection with consultations with management on various accounting matters.

  •
  Tax Fees:  Tax fees for 2011 and 2012 were for tax return preparation assistance and expatriate tax services, general tax planning and international tax consulting.

  •
  All Other Fees:  RealD was not billed any other fees by Ernst & Young LLP in 2011 or 2012.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

 PROPOSAL THREE

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010) and the related rules of the SEC, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers as disclosed pursuant to the SEC's executive compensation disclosure rules and set forth in this proxy statement (including the Compensation Discussion and Analysis, the compensation and other related tables and narratives accompanying those tables).

        As described in detail under the Compensation Discussion and Analysis section above, our compensation policies are designed to be competitive with comparable employers and to align management's incentives with both near term and long-term interests of our stockholders. We compensate our executive officers through a mix of base salary, bonus and equity compensation. We intend that our compensation decisions will attract and retain our named executive officers and reward them for achieving the Company's strategic initiatives and objective measures of success. The compensation committee and Board believe that our executive compensation program is effective in implementing our principles and is strongly aligned with the long-term interests of our stockholders and that our stockholders should approve our compensation program.

        The vote on this resolution, commonly known as the "say-on-pay" proposal, is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory and its outcome will not be binding on our Board or the Company nor require our Board or compensation committee to take any action. However, our Board and compensation committee values the opinions expressed by our stockholders in their vote on this proposal and expects to take into account the outcome of this vote when evaluating future executive compensation arrangements for our named executive officers.

        Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

  "RESOLVED, that the compensation paid to the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

Vote required

        The approval of the resolution set forth above requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal at the annual meeting. Abstentions will be included in the number of shares present and entitled to vote on this Proposal Three and, accordingly, will have the effect of a vote "AGAINST" Proposal Three. Broker non-votes will not be considered as present and entitled to vote on this Proposal Three. Therefore, a broker non-vote will not be counted and will have no effect on this Proposal Three other than to reduce the number of affirmative votes required to approve this proposal.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE RULES OF THE SEC

 SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information regarding beneficial ownership of our common stock as of June 6, 2012, except as described below, by:

  •
  each of our directors and director nominees;

  •
  our Chief Executive Officer, our Chief Financial Officer, each of the three most highly compensated individuals who served as our other executive officers at fiscal year-end, whom we collectively identify as our "named executive officers";

  •
  our directors, director nominees and executive officers as a group; and

  •
  each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by us to beneficially own more than 5% of any class of our common stock.

        Applicable beneficial ownership percentages listed below are based on 54,629,717 shares of common stock outstanding as of the Record Date. The business address for each of our directors and executive officers is our corporate headquarters at 100 N. Crescent Drive, Suite 200, Beverly Hills, California 90210.

	Shares Beneficially Owned(1)
	Common Stock
	Shares	%
Directors, director nominees and executive officers
Michael V. Lewis(2)	5,699,100	10.35%
Joshua Greer(3)	1,932,822	3.53%
Andrew A. Skarupa(4)	757,971	1.37%
Joseph Peixoto(5)	1,240,382	2.22%
Craig S. Gatarz(6)	235,761	*
Leo Bannon	—	*
Gary Sharp(7)	202,469	*
P. Gordon Hodge(8)	19,513	*
Frank J. Biondi(9)	24,913	*
James Cameron(10)	55,813	*
Richard Grand-Jean(11)	58,813	*
Sherry Lansing(12)	16,813	*
David Habiger(13)	18,145	*
All current directors, director nominees and executive officers as a group (13 persons)	10,262,515	18.62%
5% or greater stockholders
Goldman Sachs Asset Management(14)	6,278,162	11.49%
Janus Capital Management(15)	4,480,372	8.20%
T. Rowe Price Associates, Inc.	7,538,426	13.80%

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying restricted stock units and options held by that person that will vest and be exercisable within 60 days of June 6, 2012, are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Consists of: (i) 5,245,170 shares of common stock held by Michael V. Lewis Trustee of the MVL Trust dated August 3, 2010; (ii) 443,750 shares of common stock underlying options that are exercisable within 60 days of June 6, 2012; and (iii) 10,180 shares of common stock underlying restricted stock unit awards that are exercisable within 60 days of June 6, 2012. Mr. Lewis is the sole trustee of the trust and has sole voting and investment power over all of the shares held by the trust.

(3)
Consists of: (i) 1,814,836 shares of common stock held The Greer Trust; (ii) 105,000 shares of common stock underlying options that are exercisable within 60 days of June 6, 2012; and (iii) 12,986 shares of common stock underlying restricted stock unit awards that are exercisable within 60 days of June 6, 2012. Mr. Greer and his wife, Lisa Greer, are the joint trustees of The Greer Trust and have shared voting and investment power over all of the shares held by The Greer Trust.

(4)
Consists of: (i) 753,085 shares of common stock underlying options that are exercisable within 60 days of June 6, 2012 and (ii) 4,886 shares of common stock underlying restricted stock unit awards that are exercisable within 60 days of June 6, 2012.

(5)
Consists of: (i) 1,233,111 shares of common stock underlying options that are exercisable within 60 days of June 6, 2012 and (ii) 7,271 shares of common stock underlying restricted stock unit awards that are exercisable within 60 days of June 6, 2012.

(6)
Consists of: (i) 13,950 shares of common stock held by Mr. Gatarz; (ii) 218,437 shares of common stock underlying options that are exercisable within 60 days of June 6, 2012; and (iii) 3,374 shares of common stock underlying restricted stock unit awards that are exercisable within 60 days of June 6, 2012.

(7)
Consists of: (i) 200,833 shares of common stock underlying options that are exercisable within 60 days of June 6, 2012 and (ii) 1,636 shares of common stock underlying restricted stock unit awards that are exercisable within 60 days of June 6, 2012.

(8)
Consists of: (i) 2,700 shares of common stock held by Mr. Hodge and (ii) 16,813 shares of common stock underlying restricted stock unit awards that are exercisable within 60 days of June 6, 2012.

(9)
Consists of: (i) 8,100 shares of common stock held by Mr. Biondi and (ii) 16,813 shares of common stock underlying restricted stock unit awards that are exercisable within 60 days of June 6, 2012.

(10)
Consists of: (i) 39,000 shares of common stock held by Mr. Cameron and (ii) 16,813 shares of common stock underlying restricted stock unit awards that are exercisable within 60 days of June 6, 2012.

(11)
Consists of: (i) 42,000 shares of common stock held by Mr. Grand-Jean and (ii) 16,813 shares of common stock underlying restricted stock unit awards that are exercisable within 60 days of June 6, 2012.

(12)
Consists of 16,813 shares of common stock underlying restricted stock unit awards that are exercisable within 60 days of June 6, 2012.

(13)
Consists of: (i) 9,500 shares of common stock held by Mr. Habiger and (ii) 8,645 shares of common stock underlying restricted stock unit awards that are exercisable within 60 days of June 6, 2012.

(14)
The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on February 10, 2012 by Goldman Sachs Asset Management, L.P., together with GS Investment Strategies, LLC, which indicated that such entities have beneficial ownership of 6,278,162 shares of our common stock, with sole voting and dispositive power with respect to no shares, shared voting power with respect to 6,220,690 shares and shared dispositive power with respect to 6,278,162 shares.

(15)
The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on February 14, 2012 by Janus Capital Management LLC, which indicated that such entity has beneficial ownership of 4,480,372 shares of our common stock, with sole voting power with respect to 4,480,372 shares and sole dispositive power with respect to 4,480,372 shares.

(16)
The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on February 13, 2012 by T. Rowe Price Associates, Inc., which indicated that such entity has beneficial ownership of 7,538,426 shares of our common stock, with sole voting power with respect to 990,630 shares, shared voting power with respect to no shares and sole dispositive power with respect to 7,538,426 shares.

Section 16(a) beneficial ownership reporting compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission and the New York Stock Exchange. Such executive officers, directors and greater than 10% stockholders are also required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16 forms that they file. We periodically remind our directors and executive officers of their reporting obligations and assist in making the required disclosures once we have been notified that a reportable event has occurred. We are required to report in this proxy statement any failure by any of the above-mentioned persons to make timely Section 16 reports.

        Based solely on our review of the copies of such forms received by us, and written representations from our directors and executive officers, we are unaware of any instances of noncompliance, or late compliance, with Section 16(a) filing requirements by our directors, executive officers or greater than 10% stockholders during fiscal 2012.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: RealD Inc. M47898-P28516 RealD Inc. 100 N. CRESCENT DRIVE SUITE 200 BEVERLY HILLS, CA 90210 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 01) Frank J. Biondi, Jr. 02) Sherry Lansing 03) Richard Grand-Jean 1. Election of Directors 2. The ratifi cation of the appointment of Ernst & Young LLP as our independent registered public accounting fi rm for fi scal year 2013. 3. A non-binding advisory vote approving the compensation of RealD's named executive offi cers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and narrative discussion in the proxy statement under the caption "Compensation Discussion and Analysis". Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: ! ! ! ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fi duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized offi cer. For All Withhold All For All Except For Against Abstain

RealD Inc. Annual Meeting of Stockholders August 2, 2012 10:00 AM This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby authorize(s) and appoint(s) Michael V. Lewis, Andrew A. Skarupa or Craig Gatarz as proxies with full power in each to act without the others and with the power to appoint a substitute, and hereby authorize(s) any of them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of RealD Inc. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on August 2, 2012 at 10:00 AM, local time, at RealD Inc.,100 North Crescent Drive, Suite 200, Beverly Hills, California 90210, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations set forth in the proxy statement accompanying this proxy card and in accordance with the discretion of the proxies with respect to any amendments or variations on the proposals identifi ed on the reverse side and any other matters that may properly come before the Annual Meeting of Stockholders. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. Continued and to be signed on reverse side M47899-P28516